UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
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ERIE INDEMNITY COMPANY

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 20, 2010

To the Holders of Class A Common Stock and
Class B Common Stock of ERIE INDEMNITY COMPANY:

We will hold our 85th annual meeting of shareholders at 9:30 a.m., local time, on Tuesday, April 20, 2010, at the Auditorium of the F.W. Hirt-Perry Square Building, 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania 16530 for the following purposes:

1. To elect 13 persons to serve as directors until our 2011 annual meeting of shareholders and until their successors are elected and qualified; and

2. To transact any other business that may properly come before our annual meeting and any adjournment, postponement or continuation thereof.

This notice and information statement, together with a copy of our annual report to shareholders for the year ended December 31, 2009, are being sent to all holders of Class A common stock and Class B common stock as of the close of business on Friday, February 19, 2010, the record date established by our board of directors. Holders of Class B common stock will also receive a form of proxy. Holders of Class A common stock will not receive proxies because they do not have the right to vote on any of the matters to be acted upon at our annual meeting.

Holders of Class B common stock are requested to complete, sign and return the enclosed form of proxy in the envelope provided, whether or not they expect to attend our annual meeting in person.

By order of our board of directors,

James J. Tanous
Executive Vice President,
Secretary and General Counsel

March 19, 2010
Erie, Pennsylvania

NOTICE OF INTERNET AVAILABILITY OF ANNUAL MEETING MATERIALS

Important Notice Regarding the Availability of our Information Statement for the Annual Meeting of Shareholders to be held on April 20, 2010.

Our information statement and annual report are available at http://www.erieindemnityinfostatement.com.

We Are Not Asking Holders of Our Class A Common Stock for a Proxy and
You Are Requested Not to Send Us a Proxy

ERIE INDEMNITY COMPANY

INFORMATION STATEMENT

Unless the context indicates otherwise, all references in this information statement to “we,” “us,” “our” or the “Company” mean Erie Indemnity Company and our three property and casualty insurance subsidiaries. Our property and casualty insurance subsidiaries are Erie Insurance Company, or “Erie Insurance Co.,” Erie Insurance Company of New York, or “Erie NY,” and Erie Insurance Property & Casualty Company, or “EI P&C.” We sometimes refer to Erie Insurance Exchange as the “Exchange” and to the Exchange, its subsidiary and our three property and casualty insurance subsidiaries as the “Property and Casualty Group.” In addition, we hold a 21.63% interest in the common stock (“EFL Common Stock”) of Erie Family Life Insurance Company, or “EFL,” a life insurance company. The Exchange owns the remaining 78.37% of EFL’s Common Stock.

ERIE INDEMNITY COMPANY

100 Erie Insurance Place
Erie, Pennsylvania 16530

INFORMATION STATEMENT

INTRODUCTION

This information statement, which is first being mailed to the holders of our Class A common stock and our Class B common stock on or about March 19, 2010, is furnished to such holders to provide information regarding us and our 2010 annual meeting of shareholders. This information statement is also being furnished in connection with the solicitation of proxies by our board of directors from holders of Class B common stock to be voted at our 2010 annual meeting of shareholders and at any adjournment, postponement or continuation thereof. Our annual meeting will be held at 9:30 a.m., local time, on Tuesday, April 20, 2010 at the Auditorium of the F.W. Hirt — Perry Square Building, 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania 16530. Holders of Class B common stock will also receive a form of proxy.

Only holders of Class B common stock of record at the close of business on February 19, 2010 are entitled to vote at our annual meeting. Each share of Class B common stock is entitled to one vote on each matter to be considered at our annual meeting. Except as otherwise provided in Sections 1756(b)(1) and (2) of the Pennsylvania Business Corporation Law of 1988, or “BCL,” in the case of adjourned meetings, a majority of the outstanding shares of Class B common stock will constitute a quorum at our annual meeting for the election of directors. Abstentions and shares of Class B common stock held by nominees as to which we have not received voting instructions from the beneficial owner, or other person entitled to vote such shares, and as to which the nominee does not have discretionary voting power, are considered outstanding shares of Class B common stock entitled to vote and such shares are counted in determining whether a quorum or a majority is present.

As of the close of business on February 19, 2010, we had 51,203,473 shares of Class A common stock outstanding, which are not entitled to vote on any matters to be acted upon at our 2010 annual meeting, and 2,546 shares of Class B common stock outstanding, which have the exclusive right to vote on all matters to be acted upon at our 2010 annual meeting.

There are two H.O. Hirt Trusts, one for the benefit of Susan Hirt Hagen, or “Mrs. Hagen,” and one for the benefit of F. William Hirt, or “Mr. Hirt,” until his death on July 13, 2007. The trust established for Mr. Hirt continues for the benefit of certain contingent beneficiaries as provided for in the trust agreement. The H.O. Hirt Trusts collectively own 2,340 shares of Class B common stock, which, because such shares represent 91.91% of the outstanding shares of Class B common stock entitled to vote at our 2010 annual meeting, is sufficient to determine the outcome of any matter submitted to a vote of the holders of our Class B common stock, assuming all of the shares held by the H.O. Hirt Trusts are voted in the same manner. As of the record date for our 2010 annual meeting, the individual trustees of the H.O. Hirt Trusts are Mrs. Hagen and Elizabeth Hirt Vorsheck, or “Mrs. Vorsheck,” and the corporate trustee is Sentinel Trust Company, L.B.A., or “Sentinel.” Mrs. Hagen and Mrs. Vorsheck are both currently directors of the Company and candidates for re-election to the board at our 2010 annual meeting.

Under the provisions of the H.O. Hirt Trusts, the shares of Class B common stock held by the H.O. Hirt Trusts are to be voted as directed by a majority of trustees then in office. If at least a majority of the trustees then in office of both of the H.O. Hirt Trusts vote for the election of the 13 candidates for director named below, such candidates will be elected as directors even if all shares of Class B common stock other than those held by the H.O. Hirt Trusts do not vote for such candidates. We have not been advised as of the date of this information statement how the trustees of the H.O. Hirt Trusts intend to vote at our annual meeting.

We operate as a property and casualty insurer through our subsidiaries and also as a provider of management services to the Exchange. Since 1925, we have served as the attorney-in-fact for the policyholders of the Exchange. As a reciprocal insurance exchange organized under the laws of the Commonwealth of

Pennsylvania, the Exchange is an unincorporated association of individuals, partnerships and corporations that agree to insure one another. Each applicant for insurance from the Exchange signs a subscriber’s agreement, which appoints us as the attorney-in-fact for the subscriber (policyholder). As attorney-in-fact, we are required to perform certain services relating to the sales, underwriting and issuance of policies on behalf of the Exchange.

The Property and Casualty Group writes personal and commercial lines of property and casualty insurance coverages exclusively through approximately 2,050 independent agencies comprised of more than 9,200 licensed agents and pool their underwriting results. Our financial results are not currently consolidated with those of the Exchange. As a result of the Exchange’s 94.5% participation in the underwriting results of the Property and Casualty Group, the underwriting risk of the Property and Casualty Group’s business is largely borne by the Exchange. Beginning with the first quarter 2010, we will be required to consolidate our financial results with those of the Exchange. For more information regarding this change to our financial reporting, see our Form 10-K for the fiscal year ended December 31, 2009, which we filed with the Securities and Exchange Commission, or “SEC,” on February 25, 2010.

We charge the Exchange a management fee calculated as a percentage, limited to 25%, of the direct written premiums of the Property and Casualty Group. Management fees accounted for 72.2%, 83.6% and 81.4%, respectively, of our revenues for the three years ended December 31, 2007, 2008 and 2009. The management fee rate was 25% during 2007, 2008 and 2009, and beginning January 1, 2010, the rate has been set at 25%.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth as of February 19, 2010, the amount of our outstanding Class B common stock owned by shareholders known by us to own beneficially more than 5% of our Class B common stock.

	Shares of Class B	Percent of
	Common Stock	Outstanding
Name of Individual	Beneficially	Class B
or Identity of Group	Owned	Common Stock

H.O. Hirt Trusts(1) Erie, Pennsylvania	2,340	91.91%
Hagen Family Limited Partnership, Erie, Pennsylvania	153	6.01%

(1)	There are two H.O. Hirt Trusts, one for the benefit of Mrs. Hagen and one for the benefit of Mr. Hirt until his death on July 13, 2007. The trust established for Mr. Hirt continues for the benefit of certain contingent beneficiaries as provided for in the trust agreement. Jonathan Hirt Hagen, the son of Mrs. Hagen, and Mrs. Vorsheck, a daughter of the late Mr. Hirt, are contingent beneficiaries of the H.O. Hirt Trusts. The Trustees of the H.O. Hirt Trusts as of the date of this information statement are Mrs. Hagen, Mrs. Vorsheck and Sentinel. The Trustees collectively control voting and disposition of the shares of Class B common stock. A majority of the Trustees then in office acting together is required to take any action with respect to the voting or disposition of shares of Class B common stock.

The following table sets forth as of February 19, 2010, the amount of the outstanding shares of Class A common stock and Class B common stock beneficially owned by (i) each director and candidate for director nominated by our Nominating and Governance Committee, or “nominating committee,” (ii) each executive officer named in the Summary Compensation Table and (iii) all of our executive officers and directors as a group.

	Shares of
	Class A	Percent of	Shares of Class B	Percent of
	Common Stock	Outstanding	Common Stock	Outstanding
Name of Individual	Beneficially	Class A	Beneficially	Class B
or Identity of Group	Owned(1)(2)	Common Stock(3)	Owned(1)(2)	Common Stock(3)

Directors and Nominees for Director:

J. Ralph Borneman, Jr.	55,000	—	—	—
Terrence W. Cavanaugh	16,800	—	—	—
Jonathan Hirt Hagen	223,130	—	1	—
Susan Hirt Hagen(4)	6,658,800	13.00%	12	—
Thomas B. Hagen(5)	10,091,159	19.71%	157	6.17%
C. Scott Hartz	2,097	—	—	—
Claude C. Lilly, III	1,130	—	—	—
Lucian L. Morrison(6)	—	—	—	—
Thomas W. Palmer	770	—	—	—
Martin P. Sheffield	—	—	—	—
Richard L. Stover	—	—	—	—
Elizabeth Hirt Vorsheck(7)	5,479,147	10.70%	—	—
Robert C. Wilburn	3,000	—	—	—

Executive Officers(8):

Marcia A. Dall	—	—	—	—
Philip A. Garcia	16,297	—	—	—
James J. Tanous	2,283	—	—	—
Michael S. Zavasky	15,865	—	—	—
Douglas F. Ziegler(9)	30,748	—	—	—
All Directors and Executive Officers as a Group (19 persons)(10)	22,597,525	44.13%	170	6.68%

(1)	Information furnished by the named persons.

(2)	Under the rules of the SEC, a person is deemed to be the beneficial owner of securities if the person has, or shares, “voting power,” which includes the power to vote, or to direct the voting of, such securities, or “investment power,” which includes the power to dispose, or to direct the disposition, of such securities. Under these rules, more than one person may be deemed to be the beneficial owner of the same securities. Securities beneficially owned also include securities owned jointly, in whole or in part, or individually by the person’s spouse, minor children or other relatives who share the same home. The information set forth in the above table includes all shares of Class A common stock and Class B common stock over which the named individuals, individually or together, share voting power or investment power. The table does not reflect shares of Class A common stock and Class B common stock as to which beneficial ownership is disclaimed.

(3)	Less than 1% unless otherwise indicated.

(4)	Mrs. Hagen owns 300 shares of Class A common stock directly and 6,658,500 shares of Class A common stock indirectly through a revocable trust of which Mrs. Hagen was the grantor and is the sole trustee and beneficiary. Mrs. Hagen owns 12 shares of Class B common stock directly. Mrs. Hagen disclaims beneficial ownership of the 5,100 shares of Class A common stock and four shares of Class B common stock owned by Thomas B. Hagen, her husband, and the 10,086,059 shares of Class A common stock and 153 shares of Class B common stock owned by the Hagen Family Limited Partnership, for which Thomas B. Hagen, as general partner, has sole voting power and investment power. Mrs. Hagen also disclaims beneficial ownership of any shares of Class B common stock held by the H.O. Hirt Trusts of which she is a beneficiary, contingent beneficiary and one of three trustees.

(5)	Mr. Hagen owns 5,100 shares of Class A common stock directly and 10,086,059 shares of Class A common stock indirectly through the Hagen Family Limited Partnership. Mr. Hagen owns four shares of Class B common stock directly and 153 shares of Class B common stock indirectly through the Hagen Family Limited Partnership. Mr. Hagen disclaims beneficial ownership of the 300 shares of Class A common stock and 12 shares of Class B common stock owned by Mrs. Hagen, his wife, and the 6,658,500 shares of Class A common stock owned indirectly by Mrs. Hagen. Mr. Hagen also disclaims beneficial ownership of any shares of Class B common stock held by the H.O. Hirt Trusts of which his wife is a beneficiary, contingent beneficiary and one of three trustees.

(6)	See discussion under Director Compensation — Director Stock Ownership Guidelines.

(7)	Mrs. Vorsheck owns 135,516 shares of Class A common stock directly and 5,343,631 shares of Class A common stock indirectly through several trusts.

(8)	Excludes Mr. Cavanaugh, who is listed under “Directors and Nominees for Director.”

(9)	Includes 24,598 shares of Class A common stock held by Mr. Ziegler directly and 6,150 shares of Class A common stock held by his wife.

(10)	Includes George R. Lucore, Executive Vice President.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” requires that the officers and directors of a corporation, such as us, that has a class of equity securities registered under Section 12 of the Exchange Act, as well as persons who own more than 10% of a class of equity securities of such a corporation, file reports of their ownership of such securities, as well as statements of changes in such ownership, with the corporation and the SEC. Based upon written representations we received from our officers and directors and shareholders owning more than 10% of any class of our stock, and our review of the statements of changes of ownership filed with us by our officers and directors and shareholders owning more than 10% of any class of our stock during 2009, we believe that all such filings required during 2009 were made on a timely basis.

PROPOSAL 1 — ELECTION OF DIRECTORS

Introduction

The election of directors by the holders of our Class B common stock is governed by provisions of the Pennsylvania Insurance Holding Companies Act, or the “Holding Companies Act,” in addition to provisions of the BCL, the Pennsylvania Associations Code and our bylaws. The following discussion summarizes these statutory and bylaw provisions and describes the process undertaken in connection with the nomination of candidates for election as directors by the holders of Class B common stock at our annual meeting.

Background of our Nominating Committee

Section 1405(c)(4.1) of the Holding Companies Act, which applies to us, provides that the board of directors of a domestic insurer must establish one or more committees comprised solely of directors who are not officers or employees of the insurer or of any entity controlling, controlled by or under common control with the insurer. Such committee or committees must have responsibility for, among other things, nominating candidates for election as directors by the shareholders.

Section 3.09 of our bylaws is consistent with this statutory provision and provides that (i) our board of directors must appoint annually a nominating committee that consists of not less than three directors who are not officers or employees of us or of any entity controlling, controlled by or under common control with us, and (ii) our nominating committee must, prior to each annual meeting of shareholders, determine and nominate candidates for the office of director to be elected by the holders of Class B common stock to serve terms as established by our bylaws and until their successors are elected.

In accordance with this bylaw provision, on May 5, 2009 our board of directors designated a nominating committee consisting of Jonathan Hirt Hagen, chair, Patricia A. Garrison-Corbin, Susan Hirt Hagen, Thomas W. Palmer and Elizabeth Hirt Vorsheck. Mrs. Garrison-Corbin served on the committee until her death on October 17, 2009. Consistent with the Holding Companies Act, none of these persons is an officer or employee of us or of any entity controlling, controlled by or under common control with us. Each member of our nominating committee is an independent director as defined in the rules applicable to companies listed on the NASDAQ Global Select Market®, or “NASDAQ.”

Nominating Procedures

Under Section 2.07(a) of our bylaws, nominations of persons for election to our board of directors may be made at any meeting at which directors are to be elected (i) by or at the direction of our board of directors upon the recommendation of our nominating committee or (ii) by any holder of our Class B common stock.

With respect to nominations by or at the direction of our nominating committee, except as is required by rules promulgated by NASDAQ, the SEC or the Holding Companies Act, there are no specific, minimum qualifications that must be met by a candidate for our board of directors, and our nominating committee may take into account such factors as it deems appropriate. Our nominating committee generally bases its nominations on our general needs as well as the specific attributes of candidates that would add to the overall effectiveness of our board of directors. Specifically, among the significant factors that our nominating committee may take into consideration are judgment, skill, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other directors, and the extent to which the candidate would be a desirable addition to our board of directors and any committee of our board of directors.

We do not have a formal policy or guidelines regarding diversity of membership of our board of directors. Although our corporate governance guidelines recognize the value of having a board of directors that encompasses a broad range of skills, expertise, contacts, industry knowledge and diversity of opinion, our board has not attempted to define “diversity,” or otherwise require that the composition of our board include individuals from any particular background or who possess specific attributes. Our nominating committee will continue to consider whether it would be appropriate to adopt a policy or guidelines regarding board diversity or define diversity as it relates to the composition of our board of directors.

In identifying and evaluating the individuals that it selects, or recommends that our board of directors select, as director nominees, our nominating committee utilizes the following process:

•	Our nominating committee reviews the qualifications of any candidates who have been recommended by a holder of Class A common stock or Class B common stock in accordance with our bylaws.

•	Our nominating committee also considers recommendations made by individual members of our board of directors or, if our nominating committee so determines, a search firm. Our nominating committee may consider candidates who have been identified by management, but is not required to do so.

•	Our nominating committee evaluates the background, experiences, qualifications and suitability of each candidate, including the current members of our board of directors, in light of the current size and composition of our board of directors and the above discussed significant factors.

•	After such review and consideration, our nominating committee recommends a slate of director nominees to the board of directors.

Actions Taken for Nominations

Our nominating committee met on February 20, 2010 for the purposes of evaluating the performance and qualifications of the current or proposed members of our board of directors and nominating candidates for election as directors by the holders of Class B common stock at our annual meeting.

Our bylaws provide that our board of directors shall consist of not less than 7, nor more than 16, directors, with the exact number to be fixed from time to time by resolution of our board of directors. Our nominating committee recommended at its February 20, 2010 meeting that the size of our board of directors be increased to 13 persons and that all directors as of such date be nominated to stand for re-election as directors by the holders of Class B common stock at our annual meeting. The committee also nominated two additional director candidates who do not currently serve on our board of directors.

On February 25, 2010, our board of directors accepted the report and recommendation of our nominating committee, set the number of directors to be elected at our annual meeting at 13 and approved the nomination of J. Ralph Borneman, Jr., Terrence W. Cavanaugh, Jonathan Hirt Hagen, Susan Hirt Hagen, Thomas B. Hagen, C. Scott Hartz, Claude C. Lilly, III, Lucian L. Morrison, Thomas W. Palmer, Martin P. Sheffield, Richard L. Stover, Elizabeth Hirt Vorsheck and Robert C. Wilburn for election as directors by the holders of Class B common stock at our annual meeting.

Candidates for Election

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of the nominees named below. With the exception of Messrs. Sheffield and Stover, all of the nominees are currently directors. If a nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee selected by our nominating committee. Our board of directors has no reason to believe the nominees named will be unable to serve if elected.

The biographies of each of the director nominees below contains information regarding that person’s principal occupation, positions held with the Company, service as a director, committee assignments, business experience, other director positions currently held or held at any time during the past five years, involvement in certain legal or administrative proceeding, if applicable, and the experiences, qualifications, attributes or skills that caused our nominating committee to conclude that the person should serve as a member of our board of directors:

		Principal Occupation
		for Past Five Years and	Director
	Age	Positions with the Company;	of the
Name	as of	Directorships with other Public Companies	Company
(Committee Assignments)	4/1/10	During Past Five Years	Since

J. Ralph Borneman, Jr. CIC, CPIA (5)(7C)(8)	71	President, Chief Executive Officer and Chairman of the Board, Body-Borneman Insurance & Financial Services LLC, insurance agency, Boyertown, PA, 2005 to present; President, Chief Executive Officer and Chairman of the Board, Body-Borneman Associates, Inc., insurance agency; President, Body-Borneman, Ltd. and Body-Borneman, Inc., 1967-2005, insurance agencies he co-founded; Director, National Penn Bancshares.	1992

		Mr. Borneman has extensive knowledge of, and experience with, the business of insurance, agency matters, sales and marketing, and insurance distribution strategies.

Terrence W. Cavanaugh (5)(6)(7)	56	President and Chief Executive Officer of the Company, July 2008 to present; Senior Vice President, Chubb & Son/Federal Insurance and Chief Operating Officer, Chubb Surety, for more than five years prior thereto.	2008

		Mr. Cavanaugh has prior executive management experience with a large national property-casualty insurance company, and broad knowledge of insurance operations and the insurance industry.

Jonathan Hirt Hagen (1)(2)(3)(4C)(7)(8)	47	Vice Chairman, Custom Group Industries, Erie, PA, machining and fabrication manufacturing companies, since 1999; private investor, since 1990.	2005

		Mr. Hagen, as the grandson of our late founder and longtime leader of the Company, has significant knowledge of our history and culture. His extensive business and legal educational background, prior insurance experience and service on our board also give him broad knowledge of the insurance industry and business law, in addition to experience with his family’s business interests and as a private investor.

Susan Hirt Hagen (1)(4)(5)(8C)	74	Co-Trustee of the H.O. Hirt Trusts, Erie, PA, since 1967; private investor, since 1989.	1980

		Mrs. Hagen is the daughter of our late founder, who was the longtime leader of the Company. She is one of three trustees of the H.O. Hirt Trusts which control a majority of our voting stock. She also individually directly controls a significant shareholding interest in the Company. In addition to her extensive knowledge of the Company, as our longest serving active director, she is a highly recognized community leader, both locally and statewide.

		Principal Occupation
		for Past Five Years and	Director
	Age	Positions with the Company;	of the
Name	as of	Directorships with other Public Companies	Company
(Committee Assignments)	4/1/10	During Past Five Years	Since

Thomas B. Hagen (1C)(9)	74	Chairman/Owner, Custom Group Industries, Erie, PA, machining and fabrication manufacturing companies, since 1997; General Partner, Hagen Family Limited Partnership, since 1989; Non-executive Chairman of the Board of our Company and of our insurance subsidiaries, since 2007, and an employee (1953-1995) and former agent of the Company, including service as President (1982-1990) and Chairman & CEO (1990-1993).	*2007

		Mr. Hagen, the son-in-law and close associate of our late founder, has extensive insurance knowledge and experience having previously served the Company for over 40 years in a variety of leadership positions, including as our CEO. He has held leadership positions in various insurance industry and business trade groups and currently serves as Chairman of the Pennsylvania Chamber of Business and Industry. He also has broad executive management and leadership experience having served on various business boards of directors, as Pennsylvania’s Secretary of Commerce, as a U.S. Navy Reserve Captain, and as the owner and chairman of three manufacturing companies. Additionally, he controls the largest non-voting shareholding interest in the Company.

C. Scott Hartz, CPA (1)(6C)(7)	64	Chief Executive Officer, Hartz Group, IT and technology consulting, Bala Cynwyd, PA, since 2002; Senior Managing Director, SCIUS Capital Group, LLC, 2002 to 2007; Chief Executive Officer, PwC Consulting, 1995 to 2002.	2003

		Mr. Hartz has a strong background in technology, information technology consulting and investments. He also has prior executive management experience.

Claude C. Lilly, III, Ph.D., CPCU, CLU (2C)(6)(7)(8)	63	Dean, College Business and Behavioral Science, Clemson University, Clemson, SC, since 2007; Dean, Belk College of Business Administration, University of North Carolina Charlotte, 1998 to 2007; James H. Harris Chair of Risk Management and Insurance, Belk College of Business Administration, University of North Carolina Charlotte, 1997 to 2007; Director, FairPoint Communications, Inc.	2000

		Dr. Lilly has extensive experience with risk assessment and management, and broad knowledge of insurance operations, regulation of insurance companies and financial reporting. He satisfies the SEC requirements of an audit committee financial expert.

		Principal Occupation
		for Past Five Years and	Director
	Age	Positions with the Company;	of the
Name	as of	Directorships with other Public Companies	Company
(Committee Assignments)	4/1/10	During Past Five Years	Since

Lucian L. Morrison, Esq. (2)(3)(6)(8)	73	Independent trustee and consultant in trust, estate, probate and qualified plan matters, Houston, TX, since 1992.	2006

		Mr. Morrison has an extensive background in business law, the law of fiduciaries, investment analysis and financial reporting.

Thomas W. Palmer, Esq. (2)(3)(4)(7)	62	Member and a managing partner of the law firm of Marshall & Melhorn, LLC, Toledo, OH, since 1972.	2006

		Mr. Palmer has significant experience with business and corporate law, business dispute resolution, corporate governance, financial reporting and family-owned enterprises.

Martin P. Sheffield, CPCU	60	Owner, Sheffield Consulting, LLC, Bath, PA, insurance consultants, since 2003; Director, Penn-America Group, Inc., 2002-2005.	—

		Mr. Sheffield has extensive insurance industry, business and executive management experience, including having served as CEO of Co-Operative Insurance Company of Western New York, which ultimately became part of the Erie Insurance Group, as the Executive Director of Strategic Consulting for Ward Group, and as Vice President of the Property-Casualty Rating Division of A.M. Best.

Richard L. Stover	67	Managing Principal, Birchmere Capital, L.P., Wexford, PA, private equity fund, since 2000.	—

		Mr. Stover’s career has been concentrated in banking and finance. In addition to prior executive experience with financial institutions, including Mellon Bank, Bank of New England and GE Capital, he has extensive knowledge of investments, credit and corporate finance.

Elizabeth Hirt Vorsheck (1)(4)(5C)(7)(8)	54	Co-Trustee of the H.O. Hirt Trusts, Erie, PA, since 2007; Administrator of family limited partnerships and a principal of a family charitable foundation for more than five years.	2007

		Mrs. Vorsheck is a granddaughter of the late founder and longtime leader of the Company and she is one of three trustees of the H.O. Hirt Trusts which control a majority of our voting stock. In addition, she individually directly controls a significant shareholding interest in the Company.

Principal Occupation
		for Past Five Years and	Director
	Age	Positions with the Company;	of the
Name	as of	Directorships with other Public Companies	Company
(Committee Assignments)	4/1/10	During Past Five Years	Since

Robert C. Wilburn, Ph.D. (2)(3C)(6)	66	Distinguished Service Professor and Director, Heinz College, Carnegie Mellon University, Washington, D.C., since 2009; President and Chief Executive Officer, Gettysburg Foundation, Gettysburg, PA, 2000 to 2009; Lead Director, Harsco, Inc.	1999

Dr. Wilburn has broad executive management experience as a university president, CEO of two nationally prominent foundations and service as Pennsylvania’s Secretary of Budget and Secretary of Education. He has extensive knowledge of corporate finance and executive compensation.

*	Previous Board service, 1979-1998

(1)	Member of our Executive Committee.

(2)	Member of our Audit Committee.

(3)	Member of our Compensation Committee

(4)	Member of our Nominating Committee.

(5)	Member of our Charitable Giving Committee.

(6)	Member of our Investment Committee.

(7)	Member of our Strategy Committee.

(8)	Member of our Exchange Relationship Committee.

(9)	Ex officio non-voting member of our Audit Committee and voting member of all other committees.

C Denotes committee chairperson.

Our board of directors has determined that each of the following directors and director nominees satisfies the definition of an “independent director” as set forth in the rules promulgated by NASDAQ:

Jonathan Hirt Hagen
Susan Hirt Hagen
Thomas B. Hagen
C. Scott Hartz
Claude C. Lilly, III
Lucian L. Morrison
Thomas W. Palmer
Martin P. Sheffield*
Richard L. Stover*
Elizabeth Hirt Vorsheck
Robert C. Wilburn

*	Not currently a director of the Company.

Required Vote. Cumulative voting rights do not exist with respect to the election of directors. Of the 13 candidates for election as a director, only those who receive the affirmative vote of holders of a majority of the shares of Class B common stock will be elected or re-elected to our board of directors.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE CANDIDATES FOR DIRECTOR NOMINATED BY OUR NOMINATING COMMITTEE.

OUR BOARD OF DIRECTORS

Introduction

Our board of directors is currently comprised of 11 members. Each director is elected to serve for a term of one year. At our 2009 annual meeting, our voting shareholders elected 12 directors. On October 17, 2009, director Patricia A. Garrison-Corbin passed away resulting in a vacancy on our board. Vacancies on our board of directors may be filled only by persons elected by a majority of the remaining directors, or by our voting shareholders, in accordance with our bylaws. Following Mrs. Garrison-Corbin’s death, our board decided to not immediately fill her seat, reduced the size of the board to the 11 incumbent directors, and deferred additional consideration until our nominating committee next recommended the size of our board and composition of a slate of director nominees for election at our 2010 annual meeting. On February 25, 2010, our board of directors accepted our nominating committee’s recommendation to increase the number of directors from 11 to 13, effective at the 2010 annual meeting.

All directors hold office until their respective successors are elected and qualified, or until their earlier death, resignation or removal. There are no family relationships between any of our directors or executive officers, except for the following:

•	Thomas B. Hagen, chairman of our board of directors and chairman of our executive committee, and Mrs. Hagen, a director, are husband and wife;

•	Jonathan Hirt Hagen, a director, is the son of Thomas B. Hagen and Mrs. Hagen, and a first cousin of Mrs. Vorsheck; and

•	Mrs. Vorsheck, a director, is a niece of Mrs. Hagen and a first cousin of Jonathan Hirt Hagen.

During 2009, each director attended more than 75% of the number of meetings of our board of directors and the standing committees of our board of directors of which such director was a member.

Board Leadership and Executive Sessions

The chairman of our board of directors is elected annually by the remaining directors on our board. In addition to presiding at all meetings of shareholders and of our board of directors, the chairman’s duties include setting priorities, establishing agendas for meetings of the board, providing board leadership, and communicating with the CEO on matters of strategic direction. The chairman also serves ex officio as a member of all other board committees of which he is not a designated member.

Our board of directors has no specific policy regarding separation of the offices of chairman of the board and chief executive officer. Although our bylaws permit the chairman to serve as chief executive officer, our board has determined that separating these positions is currently in the best interest of the Company and our shareholders. Given the length of time and different capacities in which our current chairman has served the Company, including as a prior chief executive officer, his status as an independent director under NASDAQ rules and the relatively recent appointment of our current CEO, our board believes that separating these positions is an important component of our management succession plan, and allows our chairman to lead the board in its independent oversight of management and our CEO to focus on the day-to-day issues affecting our business.

A majority of the directors on our board meet the definition of an “independent director” under NASDAQ rules. Our independent directors meet in executive session without management directors or management present. These sessions generally take place prior to or following regularly scheduled board meetings. The directors met in such sessions five times during 2009.

Risk Oversight

Our board of directors oversees our risk management process. This oversight is primarily accomplished through the board’s committees and management’s reporting processes. We do not have a formal risk committee; however, our audit committee focuses on risk related to accounting, internal controls, and financial and tax reporting. The audit committee also assesses economic and business risks and monitors compliance with ethical standards. Our Executive Compensation and Development Committee, or “compensation committee,” identifies and oversees risks associated with our executive compensation policies and practices, and our nominating committee identifies and oversees risks associated with director independence, related party transactions and the implementation of corporate governance policies.

Committees of Our Board

Our board of directors met seven times in 2009. The standing committees of our board of directors are our executive committee, audit committee, compensation committee, nominating committee, charitable giving committee, investment committee, strategy committee and exchange relationship committee.

Our executive committee, which did not meet during 2009, has the authority, subject to certain limitations, to exercise the power of our board of directors between regular meetings.

Our audit committee met six times in 2009. Consistent with Section 1405(c)(4) of the Holding Companies Act and the Sarbanes-Oxley Act of 2002, or “Sarbanes-Oxley,” our audit committee has responsibility for the selection of independent registered public accountants, reviewing the scope and results of their audit and reviewing our financial condition and the adequacy of our accounting, financial, internal and operating controls. Our audit committee operates pursuant to a written charter, a copy of which may be viewed on our website at: http://www.erieinsurance.com.

Our compensation committee met ten times in 2009. Consistent with Section 1405(c)(4.1) of the Holding Companies Act and our bylaws, our compensation committee has responsibility for recommending to our board of directors, at least annually, the competitiveness and appropriateness of the salaries, short- and long-term incentive plan awards, terms of employment, non-qualified retirement plans, severance benefits and perquisites of our chief executive officer and our executive vice presidents and such other named executives as required by rules of the SEC or NASDAQ listing standards and such other responsibilities as our board of directors may designate. See Executive Compensation — Compensation Committee Interlocks and Insider Participation. Our compensation committee operates pursuant to a written charter, a copy of which may be viewed on our website at: http://www.erieinsurance.com.

Our nominating committee met five times in 2009. Consistent with Section 1405(c)(4.1) of the Holding Companies Act and our bylaws, our nominating committee has responsibility for identification of individuals believed to be qualified to become members of our board of directors and to recommend to our board of directors nominees to stand for election as directors; identification of directors qualified to fill vacancies on any committee of our board; and evaluation of the procedures and process by which each committee of our board of directors undertakes to self-evaluate such committee’s performance. Our nominating committee operates pursuant to a written charter, a copy of which may be viewed on our website at: http://www.erieinsurance.com.

DIRECTOR — SHAREHOLDER COMMUNICATIONS

Our shareholders may communicate with our board of directors through our secretary. Shareholders who wish to express any concerns to any of our directors may do so by sending a description of those concerns in writing addressed to a particular director, or in the alternative, to “Non-management Directors” as a group, care of our secretary at our headquarters, 100 Erie Insurance Place, Erie, Pennsylvania 16530. All such communications that are received by our secretary will be promptly forwarded to the addressee or addressees set forth in the communication.

Recognizing that director attendance at our annual meeting can provide our shareholders with an opportunity to communicate with directors about issues affecting us, we actively encourage our directors to attend our annual meeting. In 2009, eleven of our directors attended our annual meeting.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our executive compensation program is developed and monitored by our compensation committee. The committee establishes the compensation philosophy and policies for our executive officers, which include our CEO and executive vice presidents. In fulfilling this role, the committee is responsible for establishing principles that guide the design of compensation programs for all executives. In so doing, it reviews the performance results of each executive and establishes individual compensation levels. During 2009, the compensation committee engaged an outside consultant, Hewitt Associates, to assist it with these duties in setting 2010 executive compensation. There were no additional services performed by Hewitt Associates for our organization in 2009.

In accordance with SEC regulations, our named executive officers (“NEOs”) for 2009, as presented in our Summary Compensation Table, include the following:

Principal executive officer	Terrence W. Cavanaugh, President and CEO
Current principal financial officer	Marcia A. Dall, Executive Vice President and CFO
Former principal financial officer	Philip A. Garcia, former Executive Vice President and CFO
Next three most highly compensated officers	James J. Tanous, Executive Vice President, Secretary and General Counsel
Michael S. Zavasky, Executive Vice President, Insurance Operations
Douglas F. Ziegler, Senior Vice President, Chief Investment Officer and Treasurer

Mr. Garcia separated from service as our executive vice president and CFO on March 28, 2009 under the terms of his executive retention agreement. Ms. Dall joined us on March 30, 2009 as our current executive vice president and CFO. Although Mr. Ziegler is included hereafter as an NEO, as a senior vice president, his compensation is reviewed and set by our chief executive officer.

Compensation Committee Oversight

As described more fully in our Annual Report on Form 10-K, we have a formal enterprise risk management program that falls under the leadership of our CEO and executive management. The purpose of this program is to promote risk-intelligent decision making and, in turn, increase the likelihood of achieving our corporate objectives. Our board of directors receives regular reports advising them of potential organizational risks and supporting mitigating policies.

The compensation committee evaluates risks associated with the annual and long-term incentive compensation programs for our executive and senior leader team each year to ensure they do not negatively impact the value of the Company. The committee ensures that performance measures used in these programs align with our overall business strategy. One tool introduced in 2009 to mitigate inappropriate risk-taking by management is a stock retention requirement. Compliance with this retention requirement is now a prerequisite to continued participation in our annual incentive plan, or “AIP.” We believe that requiring executives to hold shares of our stock for an extended period of time discourages them from taking risks for short-term or immediate gain. In addition to the stock retention requirement, our compensation committee also has the ability to exercise discretion to reduce awards to any individual participant in the incentive plans. Finally, the committee balances compensation risk by comparing our property/casualty insurance results against a peer group in our long-term incentive plan, or “LTIP.” The committee closely monitors our results against those of our peers during the three-year performance period to see whether we are performing dramatically above or below the industry, which may be an indicator of inappropriate risk-taking by management.

Consistent with our pay-for-performance philosophy, we utilize an annual variable pay program for each member of our management team. Approximately 525 of our 4,200 full-time employees participate in this program. The performance measures used in this program are consistent with those used in the AIP for our executive and senior leaders. We believe this promotes alignment of efforts across the organization while minimizing conflict among management team members as they lead the organization to achieve operational goals each year. While the compensation committee does not directly oversee this variable pay program, changes to compensation programs for all employees are communicated to the committee when they occur.

Compensation Philosophy

The goal of our executive compensation program is to attract, motivate, retain and reward executives in a fiscally responsible manner. To achieve this objective, we design executive compensation programs that support our business strategy and encourage our executives to strive for performance that is better than the industry average. We provide a mix of fixed and variable compensation that is intended to motivate our executives to achieve sustainable financial success. We also believe our compensation program balances the interests of our primary stakeholders, our shareholders, with the policyholders of the Exchange.

Our variable compensation is tied directly to overall corporate performance in our annual and long-term incentive plans, thereby supporting a “pay-for-performance” philosophy. Because our executives have a greater ability to influence our financial performance through their decisions, the percentage of an executive’s total direct compensation (i.e., base salary, annual and long-term incentive plans) comprised of variable pay increases with their level of individual responsibility.

Base salary is a fixed level of income to our executives for the competencies and performance they demonstrate in their roles. Base salaries are linked to other compensation elements, including short- and long-term incentive plans. Targets in these plans are based upon a percentage of each executive’s base salary. Accordingly, it is important to consider all elements of our executive compensation program at the same time.

Setting Executive Compensation

The compensation committee did not engage consultants for recommendations concerning 2009 executive compensation. In setting 2009 executive compensation, the committee used an internally-prepared analysis of (1) market pay data collected from various published surveys from a broad group of property/casualty insurance companies and (2) data from publicly disclosed proxy materials of a select group of property/casualty insurance companies. In preparing the 2009 benchmark and survey data for our compensation committee’s consideration, we used the following methodology:

•	Competitive compensation levels for our executives were determined by matching each position to survey benchmark positions found in the market.

•	Compensation data was obtained from various published insurance industry and general industry sources, including William M. Mercer, Towers Perrin and Watson Wyatt surveys.

•	A proxy analysis was performed for a group of nine property/casualty insurance companies we consider to be our competitors for policyholders, and in some cases employees, and similar to us in terms of lines of business, net premiums written and asset size. The group used to consider 2009 base salary consisted of: The Chubb Corporation, Cincinnati Financial Corporation, CNA Financial Corporation, Mercury General Corporation, Ohio Casualty Corporation, The Progressive Corporation, Unitrin Group, Ltd., White Mountains Insurance Group, Ltd. and W.R. Berkley Corporation.

•	Our existing compensation levels were analyzed and compared at the 50th percentile for comparable positions. Our compensation committee then considered the nature and extent of each executive’s skills, scope of responsibilities, performance and effectiveness in supporting our long-term goals.

Executive Compensation Elements

We seek to achieve our compensation objectives as stated above by providing the following elements of executive compensation:

•	A base salary that represents a fixed level of cash compensation for performing day-to-day responsibilities based on external competitiveness, level of experience, and individual performance;

•	A performance-based annual incentive program that provides each executive an opportunity to earn a cash award based on the achievement of pre-determined goals or other performance objectives during the course of a one-year period;

•	A long-term incentive program that provides an opportunity for each executive to earn an award based on the achievement of performance objectives, as measured against a pre-defined peer group, that create long-term value for our shareholders; and

•	Benefits that include an unfunded, non-qualified supplemental retirement plan, or “SERP,” that enables eligible participants to earn benefits in excess of those benefits that can be earned under our tax-qualified defined benefit pension plan and an unfunded, non-qualified deferred compensation arrangement, or “deferred compensation plan,” that enables eligible participants to defer receipt of a portion of their compensation until a later date.

Base Salary

On March 30, 2009, Marcia A. Dall joined the Company as executive vice president and CFO. In determining the base salary for Ms. Dall, our CEO along with other management members considered a base salary that was commensurate with Ms. Dall’s previous experience, our public reporting responsibilities, and market data for this position. Based upon this review, Ms. Dall’s annual base salary was set at $400,000. Ms. Dall also received a signing bonus of $100,000 upon joining the Company in March 2009.

All of our remaining NEO base salaries were within the salary range set against the group of companies comprising our competitive market in 2009. With the economic conditions at the time, and the fact that we lowered our overall merit increase in line with expected premium growth for 2009 for all employees, Mr. Cavanaugh recommended that no increases to base salary be made for him and the executive vice presidents. The compensation committee agreed and determined that, for the executive team members, there would be no base pay increase in 2009.

Mr. Ziegler, a senior management team member, did receive an increase to his base pay in 2009 of 3.75 percent in accordance with normal merit increase practices for other employees within our organization.

Annual Incentive Plan (AIP)

For 2009, the compensation committee considered market data regarding pay mix and a 10-year executive compensation analysis. The committee determined that the target AIP award for all executive vice presidents should be set at 60% of base pay for the 2009 award. This represented an increase for Messrs. Tanous and Zavasky from 55% of base salary used in the 2008 AIP. With Ms. Dall joining us on March 30, 2009, the compensation committee determined that her award would be pro-rated based on the number of days in her position. In accordance with Mr. Garcia’s executive retention agreement, he was not eligible for an AIP bonus in 2009.

Once the target percentages are determined, our compensation committee, after discussion with our board of directors, establishes appropriate AIP performance measures that drive strong organizational performance. Our board of directors and management review our historical performance, operating goals and industry estimates to determine which areas need to be incented to help us achieve our strategic objectives in the following year.

The compensation committee then sets a minimum, or “threshold,” target and maximum for each performance measure. The maximum is intended to incent a participant’s performance to achieve a maximum performance payout. Results between the threshold and target provide a partial payout when a portion of the goal is achieved. The target goals for the growth and profitability measures were set at a level equal to or better than projected average industry performance.

The company performance measures for the NEOs are noted in the table below. See the 2009 AIP Performance Measures and Weighting table for the specific measures assigned to each NEO.

2009 Company Performance Measures

	Actual
	Result	Threshold	Target	Maximum

% increase in Policies in Force(1)	3.54%	1.70%	3.70%	5.70%
% increase in Direct Written Premiums(2)	1.60%	1.00%	3.00%	5.00%
Statutory Combined Ratio(3)	96.90%	104.50%	101.50%	98.50%
Asset Class Investment Returns(4)	11.85%	9.73%	10.97%	12.21%

(1)	The year-over-year percentage increase in the total number of commercial and personal lines policies in force (i.e., growth).

(2)	The year-over-year percentage increase in property/casualty direct written premium.

(3)	The statutory combined ratio of the Property and Casualty Group measures the underwriting profitability of our property/casualty insurance business without consideration of investment earnings or federal income taxes.

(4)	Asset class investment returns measures the total investment return of our investment portfolio, and the investment portfolios of the Property and Casualty Group and EFL, for the performance period. This metric is used for Mr. Ziegler, our chief investment officer, because of his greater focus on the return of our investments and his group’s ability to impact those results.

The committee believes these performance measures promote growth while maintaining a strong underwriting discipline (through the statutory combined ratio).

2009 AIP Performance Measures and Weighting

	% Increase	% Increase in	Statutory	Asset Class
	in Policies	Direct Written	Combined	Investment
	in Force	Premiums	Ratio	Returns

Terrence W. Cavanaugh	30%	30%	40%	n/a
Marcia A. Dall	30%	30%	40%	n/a
James J. Tanous	30%	30%	40%	n/a
Michael S. Zavasky	30%	30%	40%	n/a
Douglas F. Ziegler	20%	n/a	20%	60%

The 2009 target and actual percentages for AIP awards earned are noted in the table below. AIP bonuses were paid on March 10, 2010.

2009 AIP Target and Actual Awards

				Achievement Relative
	AIP Target as a % of	Actual 2009 AIP as a %	Actual 2009	to Threshold, Target or
	Base Salary	of Base Salary	AIP Payout ($)	Maximum

Terrence W. Cavanaugh	65%	75.8%	530,530	Above Target
Marcia A. Dall(1)	60%	53.1%	212,372	Above Target
James J. Tanous	60%	70.0%	262,350	Above Target
Michael S. Zavasky	60%	70.0%	227,370	Above Target
Douglas F. Ziegler	50%	80.5%	291,016	Above Target

(1)	Ms. Dall’s AIP award is pro-rated based on the number of days in her position.

We introduced the use of a funding qualifier for the 2009 AIP. The compensation committee determined that it would be appropriate to first consider our overall financial results before payout could be made based on the above property/casualty insurance measures. The funding qualifier is based on our net operating income (i.e., net income excluding realized gains or losses and impairments on investments and related taxes). In order for a payout to have been made under the AIP for 2009, net operating income must have been greater than 50% of 2008 net operating income, or greater than $71 million. For 2009, our net operating income totaled $109.6 million, thereby exceeding the threshold and funding the 2009 AIP.

Long-Term Incentive Plan (LTIP)

The purpose of our LTIP is to enhance our growth and profitability, and that of the Exchange, by providing longer term rewards to executives who are capable of having a significant impact on our performance. We accomplish this objective by providing eligible executives with incentives that are based on the attainment of certain performance goals over three-year performance periods and compared to an industry peer group selected by the compensation committee.

The peer group selected for the LTIP has remained the same since the plan’s inception and consists of: Allstate Insurance Group, Farmers Insurance Group, Government Employees Insurance Group (GEICO), Nationwide Insurance Group, Progressive Group of Insurance Companies, State Farm Insurance Group and USAA Group. This peer group was selected because, as a group, it represents the majority of personal lines property/casualty insurance business written in the United States and is considered to be our competition in all the markets in which we do business. It also provides a mixture by organizational type (i.e., stock, mutual and reciprocal insurers). The Property and Casualty Group contains four stock insurance companies and the Exchange, a reciprocal.

Given the nature of our business, underwriting profitability and return on investments are important to long-term financial strength. The Property and Casualty Group’s direct written premium growth is also important to our financial results as it is the primary driver of the management fee revenue we earn from the Exchange.

The tables below outline LTIP targets as a percentage of base salary, the criteria selected to ensure long-term sustainability and competitive positioning, as well as the weighting of the LTIP performance measures established by the compensation committee for the 2009-2011 performance period.

2009-2011 LTIP Targets

LTIP Target as a % of
Base Salary

Terrence W. Cavanaugh	85%
Marcia A. Dall	75%
Philip A. Garcia	75%
James J. Tanous	75%
Michael S. Zavasky	75%
Douglas F. Ziegler	70%

2009-2011 LTIP Performance Measures and Weighting

	% Increase in Direct	Statutory	Total Return on
	Written Premiums	Combined Ratio	Invested Assets

Terrence W. Cavanaugh	40%	40%	20%
Marcia A. Dall	40%	40%	20%
Philip A. Garcia	40%	40%	20%
James J. Tanous	40%	40%	20%
Michael S. Zavasky	40%	40%	20%
Douglas F. Ziegler	20%	20%	60%

Similar to those in the AIP, the LTIP performance measure weightings established for Mr. Ziegler reflect his responsibilities as chief investment officer. In accordance with Mr. Garcia’s executive retention agreement, the 2009-2011 performance period was treated as having ended on December 31, 2009, and he is entitled to receive shares of our Class A common stock representing 33% of the earned award.

The 2007-2009 performance period is closed and participants have vested in those shares. Distribution of the shares will occur in the spring of 2010 since computations require peer group data for the year ended December 31, 2009, which is not yet available. For this performance period, we have information on eleven of the twelve measurement quarters and expect the payout to be at 197% of target. See Executive Compensation — Outstanding Equity Awards Table.

Beginning with the 2009-2011 performance period under the LTIP, awards will be paid in cash instead of stock. The committee introduced the share retention program as part of the AIP for 2009 in order to align the longer-term interests of our management with those of our shareholders.

Executive Compensation Changes for 2010

The compensation committee approved the following changes to our executive compensation programs for 2010:

•	Increase to base salary to recognize performance, change in responsibility and/or market comparables. Base salary effective March 1, 2010 for Mr. Cavanaugh is $735,000, an increase of $35,000; for Ms. Dall, $410,000, an increase of $10,000; for Mr. Tanous, $410,000, an increase of $35,000; and for Mr. Zavasky, $340,000, an increase of $15,000. Mr. Ziegler’s base pay increase will be computed in accordance with normal merit increase practices for other employees within the Company.

•	Increase target opportunity for Mr. Cavanaugh from 65% to 75% in the AIP and from 85% to 95% in the LTIP. These changes move Mr. Cavanaugh’s total compensation closer to the median of our peer group.

•	With respect to the 2010 AIP, 80% of the award is based on corporate performance measures, while 20% is based upon individual performance measures for our CEO and executive vice presidents. For our senior vice presidents, 40% of the award is based on corporate performance measures, 40% is based upon divisional measures and the remaining 20% is based upon individual performance goals. Our compensation committee determined that tying annual incentive awards to individual performance for our executive and senior leadership team would result in increased differentiation of rewards among participants.

•	For the 2010-2012 performance period under our LTIP, the peer group is comprised of the following companies: Allstate Insurance Group, American Family Insurance Group, Auto Owners Insurance Group, Cincinnati Insurance Companies, Country Financial, Farmers Insurance Group, Government Employees Insurance Group (GEICO), Grange Insurance Group, Liberty Mutual Insurance Companies, Nationwide Insurance Group, State Auto Insurance Companies, State Farm Insurance Group, Travelers Group and USAA Group. The compensation committee believes this peer group is more representative of our competition as it comprises a larger share of the industry’s property/casualty insurance premiums.

All of the improvements described above were reviewed with the compensation committee’s compensation consultant, Hewitt Associates, which also validated the effectiveness of the existing executive compensation levels and plans.

Policy on Recoupment of Officer Bonuses

During 2008, the compensation committee considered the introduction of “clawback” provisions for future performance-based incentive compensation. The committee developed, and our board of directors approved, such a policy for our AIP and LTIP, effective July 1, 2009. To the extent permitted by law, our policy requires the reimbursement of all or a portion of any performance-based annual or long-term bonus paid to any officer after June 30, 2009 where (a) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, and (b) a lower payment would have been made to the officer based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover the amount by which the officer’s bonus for the relevant period exceeded the lower payment that would have been made based on the restated financial results. We will not seek to recover bonuses paid more than two years prior to the date on which our board of directors was made aware of the need to restate our financial statements.

Our board of directors also approved a policy that, to the extent permitted by law, requires us to be reimbursed for any performance-based annual or long-term bonus we paid to any officer after June 30, 2009 where the officer’s employment with us has been terminated for cause either prior to the payment of the bonus or within six months thereafter.

Stock Retention Program

On December 9, 2008, our board of directors terminated the executive stock ownership program and replaced it with an officers’ stock purchase and retention program. This program applies to all officers who participate in our AIP. Each participant is required annually to purchase shares of our Class A common stock, the aggregate purchase price of which must equal at least ten percent (10%) of the value of the officer’s most recent AIP award. Shares of our Class A common stock previously acquired and shares purchased in an officer’s 401(k) savings plan do not count toward the minimum annual purchase requirement. However, shares of our Class A common stock acquired after 2009 by an officer under the Company’s 2004 LTIP, or under a similar plan or arrangement granted in lieu of the LTIP, may be used to satisfy these purchase requirements for 2010 and 2011. AIP participants are required to retain a portion of the stock purchased pursuant to this program until six months after the date on which such participant ceases to be an officer of the Company; however, the six-month post employment retention period does not apply in the event of the death of a participant.

The program provides that an officer who does not satisfy the minimum annual purchase requirement in any year shall not be eligible for an AIP award for the following year. Our compensation committee retains the discretion to grant exceptions to the purchase and retention requirements, and to suspend the program entirely, where the application of these requirements would result in a hardship. The first year during which participants are required to purchase stock is 2010.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue of 1986, or the “Code,” places a limit of $1.0 million on the amount of compensation that we may deduct in any one year with respect to each of our five most highly paid executive officers, subject to an exception for performance-based compensation that meets certain requirements. Our AIP and LTIP awards are performance-based and have been approved by our shareholders. As such, payments made under these plans are not included in the $1.0 million limit on deductible compensation. All of our compensation and individual incentive awards are subject to federal income, FICA and other tax withholdings as required by applicable law.

All compensation paid in 2009 to our NEOs is deductible under Section 162(m) of the Code, except for certain amounts paid to our CEO, Mr. Cavanaugh, who exceeded the deduction limit by approximately

$670,000. The excess amount relates to Mr. Cavanaugh’s restricted stock units and his 2008 AIP payment made outside of the plan. While our compensation committee strives to provide compensation opportunities to our executives in as tax-efficient a manner as possible, it recognizes that from time to time it may be in the best interest of our shareholders to provide non-tax deductible compensation.

Additional Benefits

We believe retirement benefits are an important part of a competitive reward opportunity that enables us to attract and retain top-tier leadership talent. Accordingly, we have maintained a tax-qualified defined benefit pension plan since 1946. The tax-qualified defined benefit pension plan has been available to all of our salaried employees since that time. We also provide a SERP to our NEOs in response to Code, which limits the maximum annual pension award that can be paid to any eligible employee. As illustrated in the Pension Benefits Table, an older NEO can produce a significantly higher present value compared to a younger, more highly paid NEO. This result occurs primarily because the nearer an NEO is to normal retirement age, the shorter the discount period used in calculating the present value of the benefits.

We maintain a deferred compensation plan in which executives are eligible to participate. This plan is an unfunded, non-qualified, deferred compensation arrangement created for a select group of management and highly compensated employees. Two of our NEOs participated in this plan in 2009. See Executive Compensation — Nonqualified Deferred Compensation.

Our executives also participate in the broad-based benefit plans offered generally to all of our full-time employees (e.g., 401(k) plan, health insurance and other employee benefits). Executive participation in these benefit plans is on the same terms as all of our other employees.

Agreements with Executive Officers

We have employment agreements with Mr. Cavanaugh, our president and CEO, and Mr. Tanous, our executive vice president, secretary and general counsel. In each case, these executives left established positions in mid-career to join us. The employment agreements were intended to provide Messrs. Cavanaugh and Tanous with a minimum level of financial security during the term of their agreement. Terms of these agreements and termination scenarios for all of our NEOs are included in Executive Compensation — Agreements with Executive Officers Including Termination and Change in Control.

EXECUTIVE COMPENSATION

The following table sets forth the compensation during 2009, 2008 and 2007 for our NEOs. Compensation disclosed herein is for services rendered in all capacities to us, EFL, the Exchange and their subsidiaries and affiliates. Compensation is allocated among us, the Exchange, EFL and their subsidiaries and affiliates according to an estimated proportion of the executives’ time dedicated to the affairs of the various entities.

Our share of total compensation expense for the NEOs in 2009, 2008 and 2007 was 54.4%, 56.2% and 53.3%, respectively. Amounts indicated are pre-individual income taxes.

Summary Compensation Table

							Change
							in Pension
						Non-Equity	Value and
						Incentive	Nonqualified
						Plan	Deferred	All
				Stock	Option	Compen-	Compensation	Other
Name and		Salary	Bonus	Awards	Awards	sation	Earnings(1)	Compensation	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Terrence W. Cavanaugh	2009	700,000	0	0	0	530,530	108,736	299,194	1,638,460
President and CEO	2008	274,615	0	1,075,516	0	576,940	99,414	128,304	2,154,789
Marcia A. Dall	2009	289,231	100,000	0	0	212,372	32,212	137,052	770,867
Executive Vice President and CFO(2)
Philip A. Garcia	2009	111,432	70,345	0	0	0	0	2,095,867	2,277,644
Former Executive	2008	402,395	0	201,029	0	280,630	0	1,257,500	2,141,554
Vice President and CFO(3)	2007	398,015	0	296,835	0	221,317	118,651	44,640	1,079,458
James J. Tanous	2009	375,000	0	0	0	262,350	81,731	14,334	733,415
Executive Vice President,	2008	375,000	0	280,972	0	261,525	79,755	89,444	1,086,696
Secretary and General Counsel	2007	242,308	100,000	184,345	0	126,370	61,057	67,932	782,012
Michael S. Zavasky	2009	325,000	0	0	0	227,370	152,742	42,354	747,466
Executive Vice President,	2008	319,972	0	243,526	0	212,932	272,423	33,730	1,082,583
Insurance Operations
Douglas F. Ziegler	2009	359,042	0	0	0	291,016	64,826	12,316	727,200
Senior Vice President,	2008	347,758	0	243,682	0	232,615	0	764,084	1,588,139
Chief Investment Officer and Treasurer	2007	327,380	44,484	224,960	0	32,673	132,439	20,962	782,898

(1)	For 2009, Mr. Garcia had a decrease in pension value of $163,285 because he had no further accrual of his SERP benefit after it was paid in full in 2008. For 2008, Messrs. Garcia and Ziegler had decreases in pension value of $413,784 and $443,452, respectively, because of lump sum payouts under the SERP during 2008. The negative values are not disclosed herein. See Pension Plan for additional information.

(2)	Ms. Dall joined the Company as our executive vice president and chief financial officer on March 30, 2009.

(3)	Mr. Garcia, our former executive vice president and chief financial officer, separated from service under terms of his executive retention agreement on March 28, 2009.

Bonus

The bonus column includes signing, retirement and special merit bonuses, as well as terminated vacation payouts. Ms. Dall and Mr. Tanous each received a signing bonus of $100,000 upon joining the Company in March 2009 and April 2007, respectively.

Stock Awards: Long-Term Incentive Plans

The 2004 LTIP, administered by our compensation committee, became effective March 2, 2004 and was amended and restated effective January 1, 2009. The restatement of the LTIP adds a new form of award that provides for payment in cash and/or stock, and expands the list of performance measures that can be used to establish performance goals. Awards for the 2009-2011 performance period will be cash payments. Disclosure of the target and maximum award amounts appears, therefore, in the Grants of Plan-Based Awards Table, rather than the “Stock Awards” column of the Summary Compensation Table. The long-term plan’s specified performance criteria have not yet been satisfied and amounts have not been earned. Awards for the 2008-2010 and 2007-2009 performance periods are payable in restricted shares of Class A common stock and amounts shown in the Summary Compensation Table for 2008 and 2007 reflect the grant date fair value of these awards as further described below.

For 2008, the grant date fair value of the award was calculated by multiplying the target equity incentive plan award by the closing share price of $52.08 on April 7, 2008, the date our compensation committee formally approved the 2004 LTIP performance goals for the 2008-2010 performance period. For this performance period, Mr. Cavanaugh was not an official participant in the LTIP, however, he will receive stock payments outside the plan equal to the amount he would have earned if he were a participant, pro-rated to reflect his service during the three-year performance period. Additionally, Mr. Cavanaugh was awarded 16,000 restricted stock units which will be earned ratably through July 2011; he will be paid dividends on these shares equal to the then-prevailing dividend rate per share multiplied by the number of shares that have not yet been issued. For Mr. Cavanaugh, the grant date fair value of the award was calculated by multiplying the target equity incentive plan award by the closing share price of $42.62 on July 14, 2008, the date of Mr. Cavanaugh’s employment agreement.

For 2007, the grant date fair value of the award was calculated by multiplying the target equity incentive plan award by the closing share price of $56.24 on February 22, 2007, the date our compensation committee formally approved the 2004 LTIP performance goals for the 2007-2009 performance period. For this performance period, Mr. Tanous was not an official participant in the LTIP, however, he will receive a stock payment outside the plan equal to the amount he would have earned if he were a participant, pro-rated to reflect his service during the three-year performance period. For Mr. Tanous, the grant date fair value of the award was calculated by multiplying the target equity incentive plan award by the closing share price of $52.55 on April 30, 2007, the date of Mr. Tanous’ employment agreement.

All Other Compensation

Supplemental Table for All Other Compensation

			Dividends,
			Deferred			Supple-
			Dividends			mental	Tax	Member-
		Special	& Related	Relocation	401(k)	401(k)	Gross-	ship
		Payments	Earnings	Expenses	Match	Match	Ups	Dues	Other
Name	Year	(1)($)	(2)($)	(3)($)	(4)($)	(5)($)	(6)($)	(7)($)	(8)($)	Total ($)

Terrence W. Cavanaugh	2009	0	25,200	162,572	9,800	18,200	73,323	2,460	7,639	299,194
	2008	0	7,040	48,166	0	0	36,799	5,339	30,960	128,304
Marcia A. Dall	2009	0	0	80,364	5,925	0	41,178	5,664	3,921	137,052
Philip A. Garcia	2009	2,082,092	533	0	4,457	0	7,139	1,416	230	2,095,867
	2008	0	3,182	0	9,200	0	1,228,822	5,869	10,427	1,257,500
	2007	0	7,392	0	9,000	0	10,671	7,150	10,427	44,640
James J. Tanous	2009	0	0	0	9,800	0	0	1,078	3,456	14,334
	2008	0	0	44,432	9,200	0	22,534	1,468	11,810	89,444
	2007	0	0	39,126	9,000	0	17,688	0	2,118	67,932
Michael S. Zavasky	2009	0	1,401	0	9,800	3,200	9,665	10,489	7,799	42,354
	2008	0	2,389	0	9,200	3,599	1,955	8,234	8,353	33,730
Douglas F. Ziegler	2009	0	354	0	9,800	0	0	224	1,938	12,316
	2008	0	2,119	0	9,200	4,710	742,575	1,366	4,114	764,084
	2007	0	4,882	0	9,000	4,095	0	1,047	1,938	20,962

(1)	The special payments for Mr. Garcia were provided under the terms of his executive retention agreement. The payments include lump sum amounts of $100,000 and $1,750,000, as well as $8,900 to cover the cost of certain benefits. He was also paid $16,099 which represents a portion of the value of his deferred compensation plan, and $207,093 related to the additional three years of credited service under his SERP.

See Agreements with Executive Officers Including Termination and Change in Control for a description of the agreement.

(2)	The “Dividends, Deferred Dividends & Related Earnings” column includes dividends paid on unvested shares, as well as deferred dividends and related earnings under the Pre-2004 LTIP. For Mr. Cavanaugh, the dividends paid relate to his outstanding restricted stock units.

(3)	We pay certain home closing costs, moving expenses, maintenance fees and travel costs on behalf of our relocating employees. We provide this relocation benefit for most employees, with various thresholds for payment, based upon level within our organization.

(4)	We have a tax-qualified 401(k) savings plan for our employees. See also “Postretirement Benefits,” in the notes to consolidated financial statements in our 2009 annual report for additional information.

(5)	Included in the “Supplemental 401(k) Match” column are our contributions that cannot be credited to the tax-qualified 401(k) savings plan because of compensation and contribution limits imposed by the Code. See Nonqualified Deferred Compensation for additional discussion.

(6)	We pay taxes on behalf of our executives for moving expenses, certain life insurance premiums, membership dues, spousal travel and other minor perquisites. In 2008, amounts for Messrs. Garcia and Ziegler include $1,218,869 and $742,575, respectively, for the tax gross-up on the December 12, 2008 lump sum cash payments of SERP benefits.

(7)	We provide certain professional, dining and/or country club membership dues to certain executives.

(8)	The “Other” column includes insurance bonus agreements that provide life insurance premiums, executive physicals, the taxable value of group term life insurance, certain spousal travel costs, personal use of the company airplane and other miscellaneous payments.

Pension Plan

Change in Pension Value and Non-Qualified Deferred Compensation Earnings

The Summary Compensation Table includes the net change in the present value of accrued benefits from December 31, 2008 to December 31, 2009 under our pension plan, a tax-qualified defined benefit pension plan, and our SERP, a non-qualified defined benefit arrangement.

We calculated the present values using assumptions consistent with those disclosures under FASB Accounting Standards Codification 715, “Compensation — Retirement Plans,” including for December 31, 2007, 2008 and 2009 discount rates of 6.62%, 6.06% and 6.11%, respectively, (5% post-retirement discount rate for our SERP).

There are no above-market or preferential non-qualified deferred compensation earnings to disclose in this column. See the discussion related to the Nonqualified Deferred Compensation Table for a description of the investment funds and earnings.

The Pension Benefits Table includes the present value of accrued benefits under our defined benefit pension plan and our SERP as of December 31, 2009. Messrs. Garcia, Zavasky and Ziegler are 100% vested in our pension plan. Messrs. Cavanaugh and Zavasky are 100% vested in our SERP plan. Messrs. Garcia and Ziegler were paid the value of their SERP agreements on December 12, 2008 and will not accrue additional SERP benefits.

Pension Benefits Table

		Number
		of Years	Present Value of
		Credited	Accumulated	Payments During
Name	Plan Name	Service	Benefit ($)	Last Fiscal Year ($)

Terrence W. Cavanaugh(1)	Pension	2	59,071	0
	SERP	2	149,079	0
Marcia A. Dall	Pension	1	13,365	0
	SERP	1	18,847	0
Philip A. Garcia(2)	Pension	29	447,162	0
	SERP	29	0	207,093
James J. Tanous	Pension	3	90,244	0
	SERP	3	132,299	0
Michael S. Zavasky	Pension	30	599,014	0
	SERP	30	822,595	0
Douglas F. Ziegler	Pension	22	528,224	0
	SERP	22	0	0

(1)	Mr. Cavanaugh’s employment agreement provides for 100% vesting of his SERP benefit as of the day before the termination of his employment with us, regardless of his number of years of service. When such benefit is calculated, it will assume that Mr. Cavanaugh is 100% vested in the basic pension plan regardless of actual vesting.

(2)	Under terms of his executive retention agreement, Mr. Garcia received a lump sum payment of $207,093 related to the additional three years of credited service under the SERP.

The present value information presented in the Pension Benefits Table utilizes assumptions consistent with those used for fiscal year 2009 disclosure under FAS 87, including a 6.11% discount rate as of December 31, 2009 (5% post-retirement discount rate for our SERP) and assumes a retirement age of 65 and no pre-retirement decrements for our pension plan and our SERP.

Normal retirement age under both our pension plan and our SERP is age 65 because that is the earliest time that an executive could retire and commence benefit payments under the plans without any benefit reduction due to age.

Under our pension plan, the executive’s final average earnings are the average of the executive’s highest 36 consecutive months of compensation during his final 120 months of employment. Under our SERP, the executive’s final average earnings are the average of the executive’s highest 24 consecutive months of compensation during the executive’s final 120 months of employment. For this purpose, compensation includes base salary and a lump sum paid in lieu of a merit increase but excludes bonuses, deferred compensation plan payments and severance pay under any severance benefit plan. An executive’s compensation that exceeds annual limits imposed by the Code is excluded in computing benefits derived under our pension plan but included in computing benefits due under our SERP.

Each executive’s “credited service” is generally defined as the executive’s years of continuous employment with us as a covered employee, up to a maximum of 30 years. Mr. Zavasky has completed more than 30 years of service.

For purposes of determining the number of years of credited service that will be used to calculate the amount of the executive’s benefit, the executive, as well as all other employees, earns a full year of credited service for a partial year of employment as a covered employee.

Supplemental plan service in our SERP means employment with us as both a covered employee and SERP participant.

Our pension plan’s benefit formula at normal retirement age is 1.0% of the executive’s final average earnings up to the social security-covered compensation level (an amount published each year by the Social Security Administration) plus 1.5% of the final average earnings in excess of the social security covered compensation level with the resulting sum multiplied by the executive’s years of credited service, up to a maximum of 30 years. Our pension plan’s benefit is accrued in the form of a single life annuity with optional actuarially-equivalent forms of payment available.

The SERP’s benefit formula at normal retirement age is equal to 60% of SERP final average earnings, reduced proportionately for less than 30 years of credited service. This benefit is accrued in the form of a 10-year certain and life annuity. The executive’s benefit that is payable under our pension plan is subtracted from our SERP benefit. For purposes of this offset, such monthly benefits which are payable in a form other than a 10-year certain and life thereafter annuity are converted to a monthly benefit which is the actuarial equivalent of a 10-year certain and life thereafter annuity. The SERP has been amended to provide that, effective January 1, 2009, a lump sum is the only available form of payment.

Each executive may become eligible for a SERP benefit only in the event that:

•	the executive is vested under our pension plan;

•	the executive is entitled to receive a benefit under our pension plan;

•	prior to the executive’s termination of employment, the executive has become vested in our SERP benefit according to the following schedule:

Years of Supplemental Plan Service	Vested Percentage

Less than 1	0%
1 but less than 2	20%
2 but less than 3	40%
3 but less than 4	60%
4 but less than 5	80%
5 or more	100%

Executives in our pension plan and our SERP are eligible for early retirement after attaining age 55 and completing at least 15 full years of service as a covered employee. The executive’s early retirement benefit under these plans is reduced by 0.25% for each complete calendar month up to 60 months and 0.375% for each complete calendar month in excess of 60 months by which the executive’s early retirement benefit commencement date precedes such executive’s normal retirement date. Messrs. Ziegler and Zavasky have satisfied the plans’ eligibility requirements for early retirement.

See also “Postretirement Benefits,” in the notes to consolidated financial statements included in our 2009 annual report that describes plan assumptions in more detail.

Nonqualified Deferred Compensation

We maintain a deferred compensation plan in which executives are eligible to participate. This plan is an unfunded, non-qualified, deferred compensation arrangement created for a select group of our management and highly compensated employees. Two of our NEOs participated in this plan during 2009.

The deferred compensation plan is an arrangement whereby the participants can elect to defer receipt of a portion of their compensation until a later date. Executives may elect to defer up to 100% of their annual salary and up to 100% of any cash award under our AIP. Those participating in the plan select hypothetical investment funds for their deferrals and are credited with the hypothetical returns generated.

Executives identify:

•	the percentage of annual salary and bonus to be deferred;

•	the investment designation;

•	the method by which the amounts credited to the executive’s deferred compensation account are to be paid;

•	the date on which payment of the amounts credited to the executive’s deferred compensation account is to occur (in the event of a lump sum distribution) or commence (in the event of a form of distribution other than a lump sum); and

•	the beneficiary designated to receive payment of the amounts credited to the deferred compensation account in the event the executive dies before distribution of the amounts credited to the deferred compensation account is completed.

The following table summarizes NEO contributions, our contributions, credited earnings, withdrawals and the aggregate balance as of December 31, 2009. Ms. Dall and Mr. Tanous did not have any nonqualified deferred compensation in 2009.

Nonqualified Deferred Compensation Table

					Aggregate
	Executive	Company	Aggregate	Aggregate	Balance at
	Contributions	Contributions	Earnings	Withdrawals/	December 31,
Name	in 2009(1)($)	in 2009(2)($)	in 2009 ($)	Distributions ($)	2009 ($)

Terrence W. Cavanaugh	42,000	18,200	4,891	0	65,091
Philip A. Garcia	0	0	19,359	(396,632)	0
Michael S. Zavasky	3,250	3,200	36,872	0	255,847
Douglas F. Ziegler	0	0	76,630	0	307,030

(1)	Executive contributions include amounts deferred as supplemental employee contributions that could not be deferred under our tax-qualified 401(k) plan. These amounts are disclosed in the Summary Compensation Table in the “Salary” column.

(2)	Our contributions are comprised of the company match on supplemental 401(k) employee contributions. These amounts are disclosed in the Summary Compensation Table in the “All Other Compensation” column.

With the exception of the T. Rowe Price Science and Technology Fund, the plan’s hypothetical investment funds mirror investment options that are offered to the executives in our tax-qualified 401(k) plan. As in our 401(k) plan, executives participating in our deferred compensation plan may exchange investment funds daily. The return credited to their deferred compensation plan accounts is determined by the investment results of the hypothetical investment funds selected.

Additional Executive Compensation Disclosures

Grants of Plan-Based Awards Table

				Estimated Future Payouts
				Under Non-Equity Incentive
				Plan Awards(1)
				Thresh-		Maxi-
		Grant	Performance	old	Target	mum
Name	Plan	Date	Period	($)	($)	($)

Terrence W. Cavanaugh	AIP	3/30/09	2009	0	455,000	910,000
	LTIP	3/30/09	2009-2011	0	595,000	1,487,500
Marcia A. Dall(2)	AIP	3/30/09	2009	0	182,137	364,274
	LTIP	3/30/09	2009-2011	0	275,890	689,726
Philip A. Garcia(3)	LTIP	3/30/09	2009-2011	0	134,132	335,329
James J. Tanous	AIP	3/30/09	2009	0	225,000	450,000
	LTIP	3/30/09	2009-2011	0	281,250	703,125
Michael S. Zavasky	AIP	3/30/09	2009	0	195,000	390,000
	LTIP	3/30/09	2009-2011	0	243,750	609,375
Douglas F. Ziegler	AIP	3/30/09	2009	0	180,778	361,555
	LTIP	3/30/09	2009-2011	0	253,089	632,721

(1)	The maximum AIP payout is 200% of the target award. See Compensation Discussion and Analysis — Annual Incentive Plan and “Incentive Plans and Deferred Compensation” in the notes to consolidated financial statements included in our 2009 annual report. AIP results for 2009 were certified and approved by our compensation committee on February 24, 2010, and the award was paid on March 10, 2010.

Under the 2004 LTIP, our compensation committee grants restricted performance shares and/or performance units to participants. Restricted performance shares represent the right to receive shares of common stock, and performance units represent the right to receive a cash payment. For the 2009-2011 performance period, the award will be paid in cash rather than restricted shares. Accordingly, the equity incentive plan awards columns have been omitted from the table. The maximum payout under this plan is 250% of the target award. Awards, if any, for the 2009-2011 performance period will vest at December 31, 2011.

(2)	Ms. Dall joined the Company on March 30, 2009 and her AIP and LTIP awards shown in the above table have been pro-rated at 76% and 92%, respectively, to reflect her partial year of service for the applicable performance periods.

(3)	Mr. Garcia separated from service under terms of his executive retention agreement on March 28, 2009. In accordance with his agreement, the 2009-2011 performance period was treated as ending on December 31, 2009 so his LTIP award has been pro-rated at 33% in the above table. Mr. Garcia was not eligible for an AIP bonus in 2009.

An executive’s target award is established by our compensation committee. The target number of performance units for each executive is based on a competitive total direct compensation target opportunity and an agreed-upon target pay mix. When our compensation committee approves target awards, it also approves the performance measures, performance goals and the calibration of shares and/or cash awarded at performance levels above and below the target performance goals.

Under the 2004 LTIP, the actual cash award paid to an executive at the end of a performance period may be more or less than the executive’s target. However, the cash award paid to an executive may not exceed $3 million at the end of a performance period. See also “Incentive Plans and Deferred Compensation,” in the notes to consolidated financial statements contained in our 2009 annual report.

Outstanding Equity Awards Table

	Stock Awards at December 31, 2009
				Equity Incentive
			Equity Incentive	Plan Awards:
			Plan Awards:	Market or
	Number of	Market Value	Number of	Payout Value of
	Shares or	of Shares or	Unearned Shares,	Unearned Shares,
	Units of Stock	Units of Stock	Units or Other	Units or Other
	That Have	That Have	Rights That Have	Rights That Have
	Not Vested	Not Vested	Not Vested	Not Vested
Name	(#)	($)	(#)	($)

Terrence W. Cavanaugh
2008-2010	n/a	n/a	23,088	900,894
2008	11,200	437,024	n/a	n/a
Philip A. Garcia
2008-2010	n/a	n/a	9,650	376,543
2007-2009	n/a	n/a	13,195	514,869
James J. Tanous
2008-2010	n/a	n/a	13,488	526,302
2007-2009	n/a	n/a	8,770	342,206
Michael S. Zavasky
2008-2010	n/a	n/a	11,690	456,144
2007-2009	n/a	n/a	5,068	197,754
Douglas F. Ziegler
2008-2010	n/a	n/a	11,698	456,456
2007-2009	n/a	n/a	10,000	390,200

All shares in the above table were valued using the closing share price of $39.02 at December 31, 2009. With the exception of Mr. Cavanaugh’s 11,200 restricted stock units, all shares noted are outstanding under the 2004 LTIP, and any shares earned vest as of December 31 in the last year of the performance period.

The 2008-2010 performance period is valued at the maximum value of 250% of target in the table above since we expect the payout to be 135% of target. For this performance period, shares have been pro-rated for Messrs. Cavanaugh and Garcia at 81% and 66%, respectively, based on their agreements with the Company.

The 2007-2009 performance period is closed and participants have vested in those shares. However, distribution of the shares will not occur until the spring of 2010 since computations require peer group data for the year ended December 31, 2009, which is not yet available. Accordingly, the amounts are reported in this table rather than the Option Exercises and Stock Vested in Fiscal Year 2009 table below. For this performance period, we have information on eleven of the twelve measurement quarters and expect the payout to be at 197% of target. Since the expected payout is above target, it is disclosed in the table above at the maximum amount of 250% of the target award.

Ms. Dall did not have any outstanding equity awards at December 31, 2009.

Option Exercises and Stock Vested in Fiscal Year 2009

	Stock Awards
	Number of
	Shares Acquired	Value Realized
	Upon Vesting	Upon Vesting
Name	(#)	($)

Terrence W. Cavanaugh	4,800	180,080
Philip A. Garcia	8,032	286,903
Michael S. Zavasky	3,384	120,876
Douglas F. Ziegler	6,553	234,073

Except for Mr. Cavanaugh, the number of shares acquired upon vesting relates to the 2004 LTIP performance period of 2006-2008. The 2004 LTIP shares were valued using a $35.72 share price, which was the average of the high and low stock price on June 15, 2009, the date of delivery of the shares.

In accordance with his employment agreement, Mr. Cavanaugh was awarded stock in the form of restricted stock units. On January 29, 2009, 1,600 shares were delivered to him using a $37.07 share price. On August 13, 2009, 3,200 shares were delivered to him using a $37.74 share price. The share price is the average of the high and low stock price on the date indicated.

Ms. Dall and Mr. Tanous did not vest in any shares during 2009.

We do not offer option awards to our executives.

Agreements with Executive Officers Including Termination and Change in Control

We have entered into employment agreements with Terrence W. Cavanaugh, our president and CEO, and James J. Tanous, our executive vice president, secretary and general counsel. In each case, these executives left established positions in mid-career to join us. As a result, the employment agreements were developed to provide Messrs. Cavanaugh and Tanous with a minimum level of financial security during the term of their agreement.

On July 14, 2008, we entered into an employment agreement with our current president and CEO, Terrence W. Cavanaugh. The compensatory provisions of Mr. Cavanaugh’s agreement include the following:

•	A minimum annual base salary of $700,000;

•	A bonus for 2008 equal to the greater of (i) $455,000 or (ii) the bonus that would have been payable to him had he actually participated in the Company’s AIP for 2008 at a target level of sixty-five percent (65%) of annual base salary;

•	Participation in our AIP for calendar years after 2008 at a target level of at least sixty-five percent (65%) of annual base salary;

•	A 2008-2010 incentive equal to what Mr. Cavanaugh would have received had he actually participated in the 2008-2010 performance period under our LTIP based on a target percentage of eighty-five percent (85%) of annual base salary, pro-rated to reflect the period of his employment during the three-year performance period;

•	Participation in our LTIP for calendar years after 2008 at a target level of at least eighty-five percent (85%) of annual base salary;

•	Eligibility to participate in the employee benefit plans and other employee benefit arrangements made available by us from time to time to our executive officers;

•	Participation in our SERP;

•	A grant of 16,000 shares of our Class A common stock, in the form of restricted stock units, valued at $681,920 on July 14, 2008, to be issued to Mr. Cavanaugh in four installments over the term of his employment agreement;

•	Certain perquisites and reimbursements including payment of country or social club annual membership dues, tax preparation and financial planning services, participation in our relocation program, and reimbursement of certain relocation and other expenses;

•	Vacation and other absences as are customarily granted to our other officers; and

•	In the event of termination of Mr. Cavanaugh’s employment, he shall be entitled to the following compensation:

•	If Mr. Cavanaugh terminates employment without good reason, or we terminate his employment for cause, we will pay Mr. Cavanaugh’s salary accrued through the date of termination and any amount to which he is entitled under our incentive plans and arrangements; we will reimburse him for expenses incurred through the date of termination; and we will pay or provide for any benefits, payments, or continuation coverage to which Mr. Cavanaugh or his dependents may be entitled under law or the terms and conditions of any company-sponsored employee benefit plans or arrangements, on account of his participation in those plans and arrangements prior to the termination of his employment, in accordance with the terms and subject to the conditions of those plans and arrangements.

•	If Mr. Cavanaugh terminates employment with good reason, or we terminate his employment without cause and not for disability, we will pay the same compensation as if he had terminated his employment without good reason or we terminated his employment for cause. In addition, we will make payment of his SERP benefits as provided under the agreement and, to the extent we had not done so already, deliver shares of our Class A common stock representing the balance of his restricted stock units referred to above. We will also make a lump sum severance payment to Mr. Cavanaugh in the amount described below on the first day of the seventh month following the termination of his employment. The severance payment shall be in an amount that is equal to the greater of (1) the aggregate base salary that would be payable to Mr. Cavanaugh if his employment agreement remained in effect through December 31, 2011, and (2) one year’s base salary, taking into account, in either case, the rate of base salary in effect immediately before the termination of his employment.

•	Should Mr. Cavanaugh’s employment terminate due to death or disability, we will pay the same compensation as if he had terminated his employment without good reason or we terminated his employment for cause. In addition, we will make payment of his SERP benefits as provided under the agreement and, to the extent we had not done so already, deliver shares of our Class A common stock representing the balance of his restricted stock units referred to above.

Unless terminated earlier as provided for in the document, Mr. Cavanaugh’s employment agreement expires December 31, 2011. For a discussion of compensation payable to Mr. Cavanaugh under various termination scenarios, see the Termination and Change in Control Table.

On April 30, 2007, we entered into an employment agreement with James J. Tanous, an executive vice president who also serves as our secretary and general counsel. Under the terms of his agreement, Mr. Tanous is entitled to the following compensation:

•	A starting bonus of $100,000, a pro-rated portion of which Mr. Tanous would have been required to return if he had left his employment with us within the first 24 months of the term of the agreement;

•	A minimum annual base salary of $375,000;

•	Eligibility to participate in our incentive compensation plans applicable to executive officers, including our AIP and LTIP;

•	Eligibility to participate in our employee benefit plans, including health care insurance, health and welfare plans, pension and retirement plans, group or individual life insurance plans, short- and long-term disability plans, survivors’ benefits, executive supplemental benefits, holidays and other similar or comparable benefits made available to our employees; and

•	Vacation and other absences as are customarily granted to our other officers.

•	In the event of termination of Mr. Tanous’ employment, he shall be entitled to the following compensation:

•	If we terminate the agreement without cause, Mr. Tanous will be entitled to a lump-sum payment equal to 1.5 times his highest annual base salary plus 1.5 times the greater of either (i) any annual incentive award actually paid or (ii) the annual incentive target award in effect immediately preceding his termination.

•	If we terminate for cause, Mr. Tanous is not entitled to any additional compensation or severance benefit.

•	If we terminate due to disability, Mr. Tanous shall be entitled to receive, for the remainder of the term of his agreement, sixty percent (60%) of the current annual base salary to which he was entitled immediately preceding his termination.

•	In the event of Mr. Tanous’ death during the term of his agreement, we will pay an amount equal to the annual base salary he was entitled to receive at the time of his death, in twelve equal monthly installments, to a beneficiary named by him.

•	If Mr. Tanous’ employment agreement is terminated by mutual agreement, we will pay such compensation and provide such benefits, if any, as we may mutually agree upon in writing.

The term of Mr. Tanous’ agreement expires April 29, 2010. For a discussion of compensation payable to Mr. Tanous under various termination scenarios, see the Termination and Change in Control Table.

In 2007, we had substantially identical officer employment agreements with several officers, including Philip A. Garcia, our former executive vice president and CFO, and Douglas F. Ziegler, our senior vice president and chief investment officer. Each of these agreements was amended in December of 2005, as more fully described in our proxy statement dated March 16, 2007, and further amended in December of 2007, as more fully described in a Form 8-K filed by us on January 3, 2008. Each of the officer employment agreements provided that its term would expire on December 11, 2008, unless earlier terminated in accordance with its terms.

In connection with its review of the officer employment agreements for purposes of determining what changes were needed to comply with recently adopted changes to the federal tax laws regarding deferred compensation, and in the context of structuring a former president and CEO’s post-employment arrangement, our board of directors decided that it would not renew or extend the term of the officer employment agreements for any of the officers, including Messrs. Garcia and Ziegler, nor replace them with new agreements. Accordingly, the Company and Messrs. Garcia and Ziegler entered into an amendment and payment designation agreement dated December 31, 2007, which (a) confirmed that each of the officer employment agreements would expire on December 11, 2008, unless sooner terminated, (b) confirmed the continuation of certain provisions that provide post-expiration protection to each senior officer, and (c) set a specific date and method of payment of SERP benefits, as required by the new tax rules on deferred compensation.

During 2008, the officer employment agreements, as amended by the amendment and payment designation agreements, expired or were terminated as follows:

•	The agreement with Mr. Ziegler expired according to its terms on December 11, 2008. For a discussion regarding certain continuing benefits Mr. Ziegler is entitled to following the expiration of his agreement, see the Termination and Change in Control Table.

•	Mr. Garcia’s agreement was terminated by the terms of his executive retention agreement dated June 25, 2008, as more fully described below.

On June 25, 2008, we entered into an executive retention agreement with Mr. Garcia which was described in a Form 8-K filed by us on June 26, 2008. The retention agreement provides for the resolution of all matters related to Mr. Garcia’s continued employment during the retention period, as well as obligations of the Company to Mr. Garcia under his employment agreement, the Pre-2004 LTIP, the 2004 LTIP, the SERP and our deferred compensation plan. Mr. Garcia separated from the Company on March 28, 2009. The material compensatory provisions of Mr. Garcia’s retention agreement are as follows:

•	Separation pay of $1,750,000 in a lump sum payment, which was paid to Mr. Garcia (less required tax withholding) on October 1, 2009. Mr. Garcia also received an additional $100,000 in a lump sum payment (less required tax withholding) on April 1, 2009.

•	Payment of the amount of his SERP benefits, plus a tax gross-up on a portion of that amount, in full satisfaction of his benefits under the SERP. On December 12, 2008, the value of SERP paid to Mr. Garcia was a lump sum of $1,805,726 before tax gross up. On October 1, 2009, Mr. Garcia received a lump sum payment of $207,093 related to an additional three years of credited service under the SERP.

•	On October 1, 2009, a partial payment of Mr. Garcia’s deferred compensation plan was made in the amount of $16,099. The remaining balance of $380,533 was liquidated on December 31, 2009 and paid to him on January 4, 2010.

•	Payment of 1,185 shares of our Class A common stock (less required tax withholding), which represents the vesting of restricted stock units under our Pre-2004 LTIP. These shares were paid to Mr. Garcia on January 22, 2009.

•	With respect to performance based awards under the 2004 LTIP, since Mr. Garcia remained employed after December 31, 2008, the 2007-2009, 2008-2010 and 2009-2011 performance periods were treated as having ended on December 31, 2009, and Mr. Garcia is entitled to receive shares of our Class A common stock representing 100%, 66%, and 33% of the earned award for each of those performance periods (less required tax withholdings), respectively. We will issue such shares in 2010 at the time awards for the 2007-2009 performance period are paid to other 2004 LTIP participants.

•	Mr. Garcia is also entitled to receive, for a period of three years, health and life insurance and other benefits upon substantially the same terms and conditions as exist immediately prior to the date he terminates his employment. We will also reimburse him for the annual premiums he pays on a life insurance policy (on a tax gross-up basis) for calendar years 2009, 2010, and 2011.

Salary and benefits expected under various termination scenarios are disclosed below for the NEOs who were employed as of December 31, 2009. We developed the compensation and benefit amounts disclosed in the table below considering a termination date of December 31, 2009 and they represent only payments estimated in addition to the other compensation disclosed herein.

Termination and Change in Control Table

			Voluntary
	Involuntary		Without		Involuntary		Voluntary
	Without		Good		With		With Good
	Cause ($)		Reason ($)		Cause ($)		Reason ($)		Disability ($)		Death ($)

Terrence W. Cavanaugh
Cash	1,400,000	(1)	0		0		1,400,000	(1)	0		0
Pension	0		0		0		0		0		(4,726	)(3)
SERP	57,071	(2)	57,071	(2)	57,071	(2)	57,071	(2)	57,071	(2)	(8,485	)(3)
Marcia A. Dall
Pension	0		0		0		0		0		11,027	(3)
SERP	0		0		0		0		0		16,401	(3)
James J. Tanous
Cash	900,000	(4)	0		0		0		75,000	(5)	375,000	(6)
Pension	0		0		0		0		0		(31,323	)(3)
SERP	0		0		0		0		0		(43,949	)(3)
Michael S. Zavasky
Pension	213,302	(7)	213,302	(7)	213,302	(7)	213,302	(7)	0		(61,765	)(3)
SERP	314,959	(2)	314,959	(2)	314,959	(2)	314,959	(2)	0		(69,668	)(3)
Douglas F. Ziegler
Cash	1,111,512	(8)	0		0		1,111,512	(8)	0		0
Pension	146,619	(7)	146,619	(7)	146,619	(7)	146,619	(7)	0		(106,730	)(3)

(1)	Calculated using a base salary of $700,000 for the years 2010 through 2011.

(2)	The early retirement benefit defined in the SERP is considered to be a “subsidized” benefit because the early retirement reduction factors are more generous than an actuarially equivalent reduction for the early commencement of benefits. The amount shown is the additional present value attributable to receiving a reduced early retirement benefit from the SERP at current age, versus an unreduced benefit at age 65.

(3)	Upon the death of an NEO, an unreduced survivor benefit under the SERP and pension begins immediately. The amount shown is the additional present value attributable to the commencement of the 50% survivor benefit based upon the spouse’s age at December 31, 2009.

(4)	Calculated as follows: ($375,000 base salary + $225,000 AIP target award for 2009) x 1.5.

(5)	In the event of Mr. Tanous’ termination by the Company due to disability, he is entitled to 60% of base annual salary from the date of termination through the expiration date of the employment agreement on April 29, 2010. Calculated as follows at December 31, 2009: ($375,000/12) x 60% x 4 months. The amount shown in the table will be reduced by any proceeds from Social Security and disability insurance policies provided by and at the expense of the Company.

(6)	In the event of Mr. Tanous’ death, his current annual base salary will be paid to his beneficiary in twelve equal monthly installments.

(7)	The early retirement benefit defined in the tax-qualified pension plan is considered to be a “subsidized” benefit because the early retirement reduction factors are more generous than an actuarially equivalent reduction for the early commencement of benefits. The amount shown is the additional present value attributable to receiving a reduced early retirement benefit from the tax-qualified pension plan at age 55, or current age if the NEO is older than age 55, versus an unreduced benefit at age 65.

(8)	Cash payment is based on the sum of:

• the highest annual base salary paid or payable to Mr. Ziegler in 2009 or any one of the three calendar years preceding Mr. Ziegler’s termination of employment; and

• an amount equal to the sum of the higher of Mr. Ziegler’s target award amount, or actual bonus amount paid under our AIP for the three calendar years preceding the date of Mr. Ziegler’s termination, divided by three.

Mr. Ziegler’s base annual salary as of December 31, 2009, and his 2006, 2007 and 2008 AIP bonus amounts (or target award amount if that amount is greater) were used for this table. For Mr. Ziegler, the sum is multiplied by 2.0 to determine the amount of the cash payment.

In addition to the items disclosed in the table above, in the case of “involuntary without cause” and “voluntary with good reason” terminations, the agreements with Mr. Ziegler provide continuing coverage for all purposes for a period of two years after the date of termination of employment for the executive and his eligible dependents under all of our benefit plans in effect as of the date of termination of employment.

The agreements with Mr. Ziegler also provide for certain additional payments by us. In the event that any payment or distribution by us to or for the benefit of the executive, whether paid or payable pursuant to the terms of their agreements or otherwise, is determined to be subject to the excise tax imposed by Section 4999 of the Code as an excess parachute payment, as that term is used and defined in Sections 4999 and 280G of the Code, the executive is entitled to receive an additional payment (a “gross-up payment”) in an amount equal to the then current rate of tax under Section 4999 multiplied by the total of the amounts so paid or payable, including the gross-up payment, which are deemed to be a part of an excess parachute payment.

As previously noted, part of Mr. Cavanaugh’s employment agreement includes an award of 16,000 shares of our Class A common stock in the form of restricted stock units to be issued as follows: 10% six months after date of hire; 20% on the first anniversary of the date of hire; 30% on the second anniversary of the date of hire; and the final 40% on the third anniversary of the date of hire. If he is terminated for “cause” or voluntarily leaves the Company for other than “good reason,” Mr. Cavanaugh forfeits any unissued shares. If he leaves the Company as a result of death or permanent disability, or voluntarily leaves for “good reason” or is terminated “without cause,” he retains all previously issued shares and any unissued shares will be issued on the first day of the seventh month following termination of employment. Mr. Cavanaugh will be paid dividends on these shares equal to the then-prevailing dividend rate per share multiplied by the number of shares that have not yet been issued.

Compensation Committee Interlocks and Insider Participation

Our compensation committee presently consists of Chair Robert C. Wilburn, Jonathan Hirt Hagen, Lucian L. Morrison, Thomas W. Palmer and Thomas B. Hagen, ex officio. During 2009, no member of our compensation committee was an officer or employee of us, the Exchange, EFL or any of their respective subsidiaries or affiliates, nor was any committee member formerly an officer of us, except that Mr. Thomas Hagen served as an officer of the Company, including as our CEO, until 1993. All of the directors that serve on our compensation committee are independent directors as defined in the NASDAQ rules and qualified directors as required under the Holding Companies Act. Furthermore, none of our executive officers serves as a member of a compensation committee of another entity, one of whose executive officers serves on our compensation committee, nor do any of our executive officers serve as a director of another entity, one of whose executive officers serves on our compensation committee.

REPORT OF OUR EXECUTIVE COMPENSATION AND DEVELOPMENT COMMITTEE

The following report of our compensation committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by us under the Securities Act of 1933, or the “1933 Act,” or the Exchange Act, except to the extent that we specifically incorporate this report of our compensation committee by reference therein.

As part of its oversight of the compensation of our named executive officers, our compensation committee:

•	retained an independent compensation consultant;

•	reviewed the results of a compensation study for executive leaders;

•	reviewed and adjusted the composition of our compensation and performance benchmarking peer groups;

•	discussed with our chief executive officer the performance and compensation of our named executive officers other than our chief executive officer; and

•	reviewed and proposed changes to our directors’ compensation.

In addition to the above-described reviews and discussions, the members of our compensation committee reviewed and discussed the Compensation Discussion and Analysis and, based on such review and discussions, recommended to our board of directors that the Compensation Discussion and Analysis be included in this information statement for filing with the SEC and the incorporation by reference of such Compensation Discussion and Analysis in our annual report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

Erie Indemnity Company Executive Compensation and Development Committee:

Robert C. Wilburn, Chair
Jonathan Hirt Hagen
Thomas B. Hagen, ex officio
Lucian L. Morrison
Thomas W. Palmer

February 24, 2010

DIRECTOR COMPENSATION

Overview

The goals of our director compensation program are to attract and retain directors of outstanding competence and ability and reward them in a fiscally responsible manner. Director performance is a key influencing factor in organizational performance. Accordingly, director compensation is reviewed periodically and adjusted, as appropriate, to align the interests of directors with our strategic objectives. Our compensation for directors includes retainer fees, board and committee meeting fees, stock grants, and committee chair fees.

The periodic review of director compensation is the responsibility of our compensation committee and our board of directors. In undertaking this responsibility, the compensation committee reviews compensation surveys of the financial services industry. The committee also engages, from time to time, independent advisors who provide supplemental data that is considered in setting director compensation levels. After reviewing the data, the compensation committee formulates a recommendation for review by our board of directors.

2009 Director Compensation

Our compensation committee determined that the elements of our directors’ compensation for 2009 were appropriately positioned and would not be changed from the prior year. The annual retainer in 2009 for our directors for services to us was $30,000, plus $1,500 for each board of directors or committee meeting attended. Committee chairpersons each received an additional $5,000, except for our audit committee chairperson who received $8,500. In lieu of committee meeting fees and committee chair fees, the chairman of our board, who is ex officio a member of all committees, received an additional annual fee of $30,000. Directors are paid retainers quarterly, and all directors are reimbursed for their expenses incurred for attending meetings. Effective January 1, 2010, director compensation will increase as follows: the directors’ annual retainer will be $35,000, the audit committee chairpersons’ retainer will be $15,000, the executive compensation and development committee chairpersons’ retainer will be $10,000, and the annual fee paid to the chairman of the board will increase to $75,000. Officers of the Company who serve as directors are not compensated for attendance at meetings of our board of directors and its committees. See also Related Person Transactions.

A director may elect prior to the end of a calendar year to defer receipt of up to 100% of the director’s compensation for the following year, including retainers, meeting fees and chairperson fees. A deferred compensation account is maintained for each outside director who elects to defer director compensation. A director who defers compensation may select hypothetical investment options for amounts in the director’s deferred compensation account and such account is credited with hypothetical interest, based on the investment results of the hypothetical investment options selected. The hypothetical investment funds mirror investment options that are offered to participants in our tax-qualified 401(k) plan. As in our 401(k) plan, participants in the outside directors deferred compensation plan may exchange investment funds daily. The return credited to a participant’s deferred compensation plan account is determined by the investment results of the hypothetical investment funds selected by the participant.

We also maintain a deferred stock account in the deferred compensation plan for each outside director. The purpose of this plan is to further align the interests of outside directors with shareholders by providing for payment of a portion of annual compensation for directors’ services in annual share credits, the value of which are determined by shares of our Class A common stock. The account is updated annually with additional share credits. The number of additional annual share credits is determined by dividing $40,000 by the closing price of our Class A common stock on the first business day after our annual meeting of shareholders. Each director vests in the share credits 25% every three full calendar months over the course of a year, with the final 25% vesting on the day before the next annual meeting, if the next annual meeting is held before the final three full calendar months have elapsed. Dividend equivalent credits paid by us are reinvested into each director’s deferred stock account as additional share credits which vest immediately. We account for the fair value of the directors’ share credits and dividend equivalent credits under the plan in accordance with FAS 148,

“Accounting for Stock-Based Compensation.” In 2009, the annual charge related to this plan was approximately $414,000.

We also have an outside directors’ pension plan that has been frozen since 1997. This plan provides for an annual benefit, payable upon retirement from board service, equal to the annual retainer fee paid to directors on the date the plan was frozen. Mr. Borneman is the only participant in this plan.

We make adjustments to maintain each director’s compensation at market median or about the 50th percentile of our peer group. Added responsibilities or additional duties, such as committee chairperson or chairman of the board, may cause variations in each director’s total compensation earned. Mr. Cavanaugh does not receive compensation for serving on our board of directors as that is considered as part of the duties of the president and CEO. The following table sets forth the compensation earned by our directors for services rendered in that capacity during 2009.

Director Compensation Table for 2009

			Change in
			Pension Value
			and
	Fees		Non-Qualified
	Earned		Deferred	All Other
	or Paid	Stock	Compensation	Compen-
	in Cash	Awards	Earnings	sation	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)

J. Ralph Borneman, Jr.	53,917	40,000	2,757	8,889	105,563
Terrence W. Cavanaugh	n/a	n/a	n/a	n/a	n/a
Patricia A. Garrison-Corbin(5)	39,000	10,000	0	8,889	57,889
Jonathan Hirt Hagen	83,417	40,000	0	5,705	129,122
Susan Hirt Hagen	48,917	40,000	0	31,586	120,503
Thomas B. Hagen	76,167	40,000	0	25,939	142,106
C. Scott Hartz	66,917	40,000	0	7,875	114,792
Claude C. Lilly, III	77,708	40,000	0	8,889	126,597
Lucian L. Morrison	67,917	40,000	0	4,470	112,387
Thomas W. Palmer	79,917	40,000	0	4,470	124,387
Elizabeth A. Vorsheck	53,417	40,000	0	3,222	96,639
Robert C. Wilburn	82,333	40,000	0	8,889	131,222

(1)	For further information on directors’ compensation, see 2009 Director Compensation above.

(2)	Amounts reported in this column represent the 2009 annual share credits to the directors’ deferred stock account, under the outside directors deferred compensation plan. The closing stock price on the date of grant, May 6, 2009, was $34.35. Ms. Garrison-Corbin’s amount was pro-rated for her partial year of service as a director. See 2009 Director Compensation above for a more detailed explanation of the deferred stock account.

(3)	This amount represents the increase in present value from December 31, 2008 to December 31, 2009 for Mr. Borneman, the only director who is a participant in a frozen pension plan for outside directors. The present values were calculated using an annual benefit of $15,000 and discount rates of 6.06% and 6.11% at December 31, 2008 and 2009, respectively. No pre-retirement decrements are assumed prior to the beginning of the receipt of benefits at age 75 (payable for 21 quarters). All other assumptions are the same as used for the FAS 87 valuations.

(4)	All Other Compensation includes dividend equivalent credits associated with the deferred stock account in the deferred compensation plan. Amounts for Mrs. Hagen and Mr. Thomas Hagen also include $22,697 and $22,717, respectively, as indemnification for early repayments on split-dollar life insurance policies.

(5)	Mrs. Garrison-Corbin served on our board until her death on October 17, 2009. The fees paid to her reflect a partial year of service.

Director Stock Ownership Guidelines

We maintain certain minimum requirements for stock ownership by each of our directors. On April 17, 2007, our board of directors increased this minimum ownership requirement from $35,000 to $40,000 of our stock on a cost basis. Newly elected directors are required to purchase an equivalent of $40,000 of our stock on a cost basis within 24 months of having been elected as a director.

Our minimum stock ownership requirements do not apply to a director who is an owner, partner, director, trustee, officer or employee of, or advisor to, any person holding, of record or beneficially, directly or indirectly, more than 5% of the Company’s Class A or Class B common stock, or the sole or shared power to vote or direct the voting of such shares. Lucian L. Morrison serves in one or more of these capacities to Sentinel, the corporate trustee of the H.O. Hirt Trusts. Accordingly, he is not subject to our minimum stock ownership requirements.

Director Education Program

We offer a director education program which provides each director with access to various resources to assist him or her with enhancing the skills and strategies that drive effective directorship. We pay for the cost of each director’s membership in the National Association of Corporate Directors, underwrite the cost of attendance at certain educational seminars and conferences, and provide subscriptions to relevant business news journals, magazines and on-line resources.

RELATED PERSON TRANSACTIONS

Recognizing that related person transactions present a heightened risk of conflicts of interest, or create the appearance of conflicts of interest, our board of directors adopted a policy regarding transactions involving us and a related person. This policy requires that, within the first 60 days of each fiscal year, all related person transactions from the prior fiscal year be reviewed by our nominating committee and either be approved or disapproved for the current fiscal year. The policy also requires that any other proposed related person transaction, or any change to a previously approved related person transaction, be presented to our nominating committee for approval or disapproval. A copy of the policy as adopted by our board of directors may be viewed on our website at http://www.erieinsurance.com.

J. Ralph Borneman, Jr., one of our directors, is an officer and principal shareholder of an insurance agency that receives insurance commissions in the ordinary course of business from the insurance companies we manage in accordance with their standard commission schedules and agents’ contracts. Payments made to the Borneman insurance agency for commissions written on insurance policies from the Property and Casualty Group and EFL totaled $3,311,274 in 2009.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Pursuant to our bylaws, our audit committee has sole authority to engage our independent registered public accountants. Our audit committee annually considers the selection of our independent registered public accountants. Our audit committee selected Ernst & Young LLP to be our independent registered public accountants for the fiscal years ended December 31, 2009 and 2008 and Ernst & Young LLP served in that capacity for the fiscal years ended December 31, 2009 and 2008.

Representatives from Ernst & Young LLP are expected to attend our annual meeting and will have the opportunity to make a statement if they so desire. Such representatives are expected to be available at our annual meeting to respond to appropriate questions from shareholders.

REPORT OF OUR AUDIT COMMITTEE

The following report of our audit committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by us under the 1933 Act or the Exchange Act, except to the extent we specifically incorporate this report of our audit committee by reference therein.

The audit committee of our board of directors oversees the quality and integrity of our accounting, auditing and financial reporting practices. Our audit committee has adopted a written charter, a copy of which may be viewed on our website at: http://www.erieinsurance.com. Each member of our audit committee is an independent director as defined in the NASDAQ and SEC rules and satisfies the financial literacy requirements thereof. In addition, our board of directors has determined that one member of our audit committee, Dr. Lilly, satisfies the financial expertise requirements and has the requisite experience as defined by rules of the SEC.

Our audit committee, which met six times during 2009, has the responsibility, consistent with the requirements of Section 1405(c)(4) of the Holding Companies Act and our bylaws, for the selection of our independent registered public accountants, reviewing the scope and results of the audit and reviewing the adequacy of our accounting, financial, internal and operating controls.

Our audit committee oversees our internal audit department and, accordingly, reviews and approves its audit plans, reviews its audit reports and evaluates its performance.

With respect to enterprise risk management, our audit committee meets periodically with management to inquire about significant risks and exposures, and to review and assess the steps taken to monitor and manage such risks.

Our audit committee reviews our financial reporting process on behalf of our board of directors. In fulfilling its responsibilities, our audit committee reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2009 with management.

Throughout 2009, management continued its documentation, testing and evaluation of our system of internal control over financial reporting as required by Section 404 of Sarbanes-Oxley and related regulations. Our audit committee was kept apprised of the progress of the evaluation through periodic updates from management and Ernst & Young LLP and provided oversight to management throughout the process. Our audit committee reviewed management’s report on the effectiveness of our internal control over financial reporting. Our audit committee also reviewed Ernst & Young LLP’s opinion on the effectiveness of internal control over financial reporting based on its audit.

Our audit committee discussed with Ernst & Young LLP the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, our audit committee received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence, and has discussed with Ernst & Young LLP matters relating to its independence.

Our audit committee reviews its charter annually. Our audit committee has also established a procedure whereby persons with complaints or concerns about accounting, internal control or auditing matters may contact our audit committee anonymously.

Based upon the discussions and reviews referred to above, our audit committee recommended to our board of directors that (1) our audited consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2009 to be filed with the SEC, and (2) our board of directors accept management’s report on its assessment of the effectiveness of our internal control over financial reporting.

Erie Indemnity Company Audit Committee:

Claude C. Lilly, III, Chair
Jonathan Hirt Hagen
Thomas B. Hagen, ex officio (non-voting)
Lucian L. Morrison
Thomas W. Palmer
Robert C. Wilburn

February 25, 2010

AUDIT FEES

Our audit committee approves the fees and other significant compensation to be paid to our independent registered public accountants for the purpose of preparing or issuing an audit report or related work. We provide appropriate funding, as determined by our audit committee, for payment of fees and other significant compensation to our independent registered public accountants. Our audit committee also preapproves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent registered public accountants, subject to the de minimis exceptions for non-audit services described in the Exchange Act. Our audit committee delegated to our audit committee chair preapproval authority for additional audit and non-audit services subject to subsequent approval by the full audit committee at its next scheduled meeting.

Our audit committee reviewed and discussed with Ernst & Young LLP the following fees for services, none of which were deemed to be for consulting services, rendered for our 2009 and 2008 fiscal years and considered the compatibility of non-audit services with Ernst & Young LLP’s independence:

	2009
			Other
	Erie Indemnity	Erie Insurance	Affiliated
	Company and	Exchange and	Entities
	Subsidiaries	Subsidiary	(EFL)	Total

Audit fees	$1,372,569	$302,290	$337,504	$2,012,363
Audit-related fees	—	—	—	—
Tax fees	54,954	40,654	—	95,608
All other fees	1,975	—	—	1,975

Total fees	$1,429,498	$342,944	$337,504	$2,109,946

	2008
			Other
	Erie Indemnity	Erie Insurance	Affiliated
	Company and	Exchange and	Entities
	Subsidiaries	Subsidiary	(EFL)	Total

Audit fees	$1,173,713	$302,303	$322,131	$1,798,147
Audit-related fees	—	—	—	—
Tax fees	46,911	34,928	3,000	84,839
All other fees	1,925	—	—	1,925

Total fees	$1,222,549	$337,231	$325,131	$1,884,911

Tax fees includes fees paid for services in connection with routine tax matters, partnership and state tax issues, federal income tax returns and refund assistance. All other fees includes amounts paid for an online accounting and auditing information subscription.

ANNUAL REPORT

A copy of our annual report for 2009 is being mailed to all holders of Class A common stock and Class B common stock together with this information statement.

OTHER MATTERS

Our board of directors does not know of any matter to be presented for consideration at our annual meeting other than the matters described in the notice of annual meeting.

By order of our board of directors,
James J. Tanous,
Executive Vice President,
Secretary and General Counsel

March 19, 2010
Erie, Pennsylvania

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 20, 2010

To the Holders of Class A Common Stock and
Class B Common Stock of ERIE INDEMNITY COMPANY:

We will hold our 85th annual meeting of shareholders at 9:30 a.m., local time, on Tuesday, April 20, 2010, at the Auditorium of the F.W. Hirt-Perry Square Building, 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania 16530 for the following purposes:

1. To elect 13 persons to serve as directors until our 2011 annual meeting of shareholders and until their successors are elected and qualified; and

2. To transact any other business that may properly come before our annual meeting and any adjournment, postponement or continuation thereof.

This notice is being sent to all holders of Class A common stock and Class B common stock as of the close of business on Friday, February 19, 2010, the record date established by our board of directors. Such persons will also receive an information statement relating to our annual meeting, together with a copy of our annual report to shareholders for the year ended December 31, 2009. Holders of Class B common stock will also receive a form of proxy. Holders of Class A common stock will not receive proxies because they do not have the right to vote on any of the matters to be acted upon at our annual meeting.

Holders of Class B common stock are requested to complete, sign and return the form of proxy, whether or not they expect to attend our annual meeting in person.

By order of our board of directors,

James J. Tanous
Executive Vice President,
Secretary and General Counsel

March 19, 2010
Erie, Pennsylvania

NOTICE OF INTERNET AVAILABILITY OF ANNUAL MEETING MATERIALS

Important Notice Regarding the Availability of our Information Statement for the Annual Meeting of Shareholders to be held on April 20, 2010.

Our information statement and annual report are available at http://www.erieindemnityinfostatement.com.